Exhibit 13







                       1996 Annual Report to Shareholders

                                  SGS-THOMSON
                                MICROELECTRONICS
                          [GRAPHIC] 1996 ANNUAL REPORT

SGS-THOMSON Microelectronic N.V. is a global independent semiconductor company that produces a broad range of semiconductor integrated circuits (ICs) and discrete devices. Its products are used in high growth applications in the telecommunications, computer, consumer, automotive and industrial sectors. Based on the most recent available industry data, the Company is ranked among the top 10 worldwide semiconductor suppliers and is the world's leading supplier of analog ICs, EPROM/EEPROM non-volatile memories and MPEG decoder ICs. It serves customers in a variety of markets worldwide, including North America, Europe, Asia/Pacific and Japan. The common stock of SGS-THOMSON is listed on the New York Stock Exchange (symbol: STM) and the Bourse de Paris, and is quoted on SEAQ International.

CONTENTS

Financial Highlights                                                        1
Message from the President                                                  2
SGS-THOMSON at Glance                                                       7
High Growth Applications
Automotive                                                                  10
Computer                                                                    12
Telecommunications                                                          14
Consumer                                                                    16
Industrial                                                                  18
Manufacturing                                                               20
Research and Development                                                    24
Strategic Alliances                                                         26
Financial Report                                                            28
Supervisory Board and Executive Officers                                    60
Corporate Information                                                       60

FINANCIAL HIGHLIGHTS                           SGS-THOMSON Microelectronics N.V.

                                                Twelve months ended December 31,

(In millions, except per share data)            1992          1993(1)         1994(1)           1995(1)             1996
CONSOLIDATED STATEMENT OF INCOME DATA:
Net revenues                                 $ 1,568.1      $ 2,037.5       $ 2,644.9         $ 3,554.4         $ 4,122.4
Cost of sales(2)                              (1,051.6)      (1,248.4)       (1,528.7)         (2,096.0)         (2,414.7)
Gross profit(2)                                  516.5          789.1         1,116.2           1,458.4            1707.7
Total operating expenses(3)                     (464.7)        (573.6)         (683.2)           (807.4)           (908.3)
Operating income(4)                               51.8          215.5           433.0             651.0             799.4
Net interest expenses/other(5)                   (46.5)         (37.8)          (21.0)            (16.8)             (3.9)
Profit before tax                                  5.3          177.7           412.0             634.2             795.5
Income tax expense                                (2.3)         (17.6)          (49.5)           (108.3)           (171.6)
Income before minority interests                   3.0          160.1           362.5             525.9             623.9
Minority interests(6)                              0              0               0                 0.6               1.6
Net income(7)                                    $ 3.0        $ 160.1         $ 362.5           $ 526.5           $ 625.5

Earnings per share(8)                           $ 0.06          $ 1.92          $ 3.04            $ 4.03            $ 4.50

Weighted average shares outstanding              53.6            83.5           119.4             130.6             138.7
CONSOLIDATED BALANCE SHEET DATA (END OF PERIOD):
Cash, cash equivalents and marketable
  securities                                   $ 99.5         $ 327.4         $ 461.5           $ 758.4           $ 556.4
Working capital                                 467.7           390.0           291.1             417.4             611.8
Total assets                                  1,842.3         2,240.9         3,224.7           4,486.0           5,005.5
Short-term debt
(including current portion of long-term debt)   360.6           231.1           322.5             492.8             428.2
Long-term debt (excluding current portion)(1)   547.6           374.8           277.2             200.7             194.9
Shareholders' equity(1)                         412.9         1,004.0         1,680.0           2,661.7           3,260.0


(1) In October 1995, the Company completed a second public offering with net proceeds to the Company of approximately $371.6 million. In December 1994, the Company completed an Initial Public Offering with net proceeds to the Company of approximately $198.7 million. In 1993, the Company received a $500 million capital contribution that was effected in two steps, $250 million in May and $250 million in September. The Company also received a $100 million capital contribution in each of 1988, 1989 and 1991.

(2) Cost of sales is net of certain third-party funding for industrialization costs (which include certain costs incurred to bring prototype products to the production stage) included therein. See Note 19 to the Consolidated Financial Statements. For a discussion of certain significant charges reflected in cost of sales in 1994, 1995 and 1996, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

(3) Includes, among other things, third-party funding for research and development, the expenses for which are reflected in research and development expenses, as well as foreign currency gains and losses, fab start-up costs, patent license payments received and patent costs incurred. The Company's reported research and development expenses do not include design center, process engineering, pre-production or industrialization costs.

(4) The Company has changed the title of this line item from "operating profit." The make-up of this line item has not changed.

(5) Includes mainly net interest expenses, plus a gain on disposal of an investment in 1992 and 1996.

(6) In 1994, the Company created a joint venture with a subsidiary of the Shenzhen Electronics Group ("SEG"). the Company owns a 60% interest in the joint venture, with a subsidiary of SEG owning the remaining 40%.

(7) The Company has changed the title of this line item from "net earnings." The make-up of this line item has not changed.

(8) Net earnings per share amounts have been restated to reflect a 40:1 stock split effected in connection with the Initial Public Offering.

In the original documents the following tables were represented by bar graphs:

NET REVENUES
($US Millions)
1992 - 1,568
1993 - 2,038
1994 - 2,645
1995 - 3,554
1996 - 4,122

NET INCOME
($US Millions)
1992 - 3.0
1993 - 160.1
1994 - 362.5
1995 - 526.5
1996 - 625.5

SHAREHOLDERS' EQUITY
($US Millions)
1992 - 412.9
1993 - 1,004.0
1994 - 1,680.0
1995 - 2,661.7
1996 - 3,260.0

[PHOTO]
/ PASQUALE PISTORIO
PRESIDENT AND CHIEF EXECUTIVE OFFICER

MESSAGE FROM
THE PRESIDENT

SGS-THOMSON distinguished itself in 1996 by achieving consistent performance within a volatile semiconductor marketplace. The Company surpassed the $4 billion mark in net revenues, and both sales and profits increased at rates that outpaced the industry average and the served markets. We also maintained our market leadership in a variety of high growth applications, while at the same time investing in the future via a well-focused research and development effort.

       Our ability to continue the Company's profitable growth in spite of a difficult market cycle was a direct reflection of SGS-THOMSON's established strategies of maintaining a high proportion of differentiated products, forming close alliances with major customers, and creating a balanced business mix by application and geography. It is also a tribute to a talented and dedicated team of people worldwide.

/ 1996 FINANCIAL HIGHLIGHTS

Net revenues for 1996 were a record $4.12 billion, an increase of 16% from 1995's results. Gross profit for the year amounted to $1.70 billion, increasing 17% year over year. This represented a gross margin of 41.4% of net revenues for 1996, compared with 41.0% in 1995. Operating income for the year increased 23% to $799.4 million. Expressed as a percentage of net revenues, the operating profit margin rose to 19.4% for the past year, versus 18.3% in 1995.

       Net income for 1996 advanced 19% to $625.5 million, compared to $526.5 million for 1995. Earnings per share rose nearly 12% to $4.50, based on 138.7 million weighted average shares outstanding. The corresponding 1995 figure was $4.03 per share, based upon 130.6 million weighted average shares outstanding.

       Due to our emphasis on differentiated products, focus on high growth applications, and breadth of geographic markets, 1996 clearly was a successful year for SGS-THOMSON from the perspective of overall sales and profitability. I should note that our rate of growth slowed in the latter part of the year due to the industry downturn. Also, our gross margin decreased to 38% in the fourth

                 "OUR PROFITABLE GROWTH REFLECTED SGS-THOMSON'S
                        ESTABLISHED STRATEGIES TO FOSTER
                 DIFFERENTIATED PRODUCTS, CLOSE ALLIANCES WITH
                    CUSTOMERS, AND A BALANCED BUSINESS MIX."

quarter, which was within the expected range for this phase of the industry cycle, but nonetheless was below the strong levels of the past several quarters. This was partly due to the under-utilization of our non-VLSI fabs and a temporary reduction in output from Phoenix while we qualified that facility for additional manufacturing activities. The Company also experienced pricing pressures, especially on the commodity portion of our portfolio. We expect utilization at the non-VLSI fabs and Phoenix to improve as we move into 1997. However, we continue to see pricing pressure in the commodity area, and are thus maintaining cautious expectations for margins at least through the first quarter of the new year.

       One of the ways in which we have responded to the challenging market conditions is by intensifying our control of operating costs. Total operating expenses were reduced as a percent of net revenues to 22.0% in 1996 from 22.7% in 1995, even though we continued to increase research and development expenses to support our technological leadership. Expenses also declined in absolute terms in the fourth quarter as compared with the year-ago period.

       With confidence in the long-term prospects for our industry, we continued to invest in the growth of the Company. Last year, capital expenditures totalled $1.12 billion, compared with $1.00 billion in 1995. Research and development expenses increased by 21% to $532.3 million in 1996, and represented 12.9% of net revenues.

       SGS-THOMSON finished the year with a sound balance sheet. At the end of 1996, cash, cash equivalents and marketable securities totaled $556.4 million. Total debt was $623.1 million, including $194.9 million of long-term debt, while net debt stood at $66.7 million. With shareholders' equity of $3.26 billion, our ratio of net debt-to-equity was a conservative 0.02.

/ OPERATING PERFORMANCE

The developments of 1996 clearly show that SGS-THOMSON has been the beneficiary of strategies to spur the growth of differentiated products and to create solid alliances with key customers. Differentiated products, which we define as dedicated/ASSPs, semicustom integrated circuits and microcontrollers, accounted for 58.6% of net revenues in 1996, compared to 51.5% in 1995. For the fourth quarter, differentiated products were a record 61.3% of net revenues, in spite of capacity constraints in our leading-edge, submicron technologies. The growth in differentiated products more than offset decreases in sales of commodity linear and discrete products. Further, we derived approximately 31% of our net revenues from significant customers with whom we have strategic alliances. Revenues generated by such alliances rose 36.5% over 1995. The stability produced by our strategic alliances also helped balance the industry-wide pressure on commodity business.

       Our net revenues for 1996 were well-balanced from the perspective of applications. Consumer applications sales were up 26.4%, and accounted for 22.1% of net revenues. Sales of products used in the automotive market rose 20.4%, and represented 9.6% of the total. Business with the computer sector increased 13.8%, to reach 26.7% of net revenues. Sales of products for telecommunications applications increased 14.0%, representing 22.1% of net revenues. In the industrial area, sales rose at a rate of 8.8%, and were 19.6% of net revenues for the year.

       Revenues from all major geographic regions advanced over the previous year, and outperformed the growth rates of the respective markets. Our North American sales posted a 10.4% increase for 1996, while the overall market decreased an estimated 9.2%. In the Asia/Pacific our sales were up 22.8%, versus a 6.7% decline for the region. SGS-THOMSON's sales in Europe rose 12.1%, compared with a 2.3% market decrease. Our Japan business enjoyed 46.8% sales growth, versus a 13.8% decrease for the region as a whole. As a percentage of net revenues, Europe represented 44.3%, North America 22.7%, Asia/Pacific 27.5% and Japan 5.5% for the year. Including products sold to the Asian operations of U.S. customers, North America represented more than 30% of net revenues.

/ SEMICONDUCTOR MARKET PERSPECTIVE

As I noted earlier, SGS-THOMSON's financial and operational progress during 1996 was achieved against the backdrop of a volatile semiconductor market environment. I would like to take this opportunity to provide an overview of the industry conditions that prevailed during much of the past year, and those that are expected to have an effect on our results in 1997. Please note that this is a general assessment, and that the timing of market phases may vary from our model by a quarter or two.

       We believe there are four phases to the present market cycle. Phase I began in approximately the third or fourth quarter of 1995, and was marked by some overcapacity in certain commodity products, particularly DRAMs. While we do not manufacture such products, and thus were not seriously affected by the first phase, other producers suffered from price pressures.

       Phase II began in the 1996 second and third quarters, characterized by an inventory liquidation period with prices falling more rapidly in response to very substantial over-supply. Again, the majority of the pricing pressure took place in commodity categories. Competitors in the most affected segments of the industry were obliged to adjust by liquidating inventory, cutting production and reducing employment.

                       "REVENUES WERE WELL-BALANCED FROM
                        THE PERSPECTIVE OF APPLICATIONS,
                     AND ALSO OUTPERFORMED THE GROWTH RATES
                            OF OUR REGIONAL MARKETS."

       The 1996 fourth quarter represented the onset of Phase III of this market cycle. Production began to reach some equilibrium with demand, although total available capacity remains under-utilized, which has facilitated a reduction in excess inventories. Price pressures continue, but are showing signs of stabilizing with the exception of spot prices on certain commodity devices. We believe this phase will continue at least through the first quarter of 1997, and likely into the second quarter.

       This will bring us to Phase IV, which should see the restoration of a greater balance between capacity and orders. Generally, demand should then start to outpace production, and conditions will be right for prices and margins to recover. With the start of this new phase of the cycle, we expect that the semiconductor market will return to its usual pattern of growth during the latter part of 1997.

       SGS-THOMSON's approach to the changing conditions in our market has been to balance the need for restraint with prudent investments in new products and new facilities that will serve as our engines for continued growth. I would like to highlight some of the initiatives that we have undertaken recently with an eye toward the opportunities that we believe will arise in the near future.

/ NEW PRODUCT DEVELOPMENTS

Late in 1996, we announced the successful processing of the first wafers in the next generation of technology, using a 0.25 micron CMOS process (0.20 micron effective gate length). This exciting development will facilitate our program to manufacture "superintegrated" ICs for high speed applications, such as PCs; for low power applications, such as digital mobile phones; and for advanced consumer digital entertainment systems.

       Also during the year, we further enhanced our position in the emerging market for new consumer electronics products by forming a joint development arrangement with Microsoft for DVD products, and by licensing the MPACT media processor from Chromatic Research. We also announced the first product on the market to employ the Macrovision 7.0 Anti-Copy System for DVD and set-top box applications. Another important product introduction for DVD applications was the Dolby AC-3 decoder. Also, we helped define industry standards with the development of the Video Interface Port, which was initiated together with several competitors and will create an architecture for using video in PCs.

       We made an important addition to our portfolio of cores, introducing a fully compatible 486 core that customers can integrate into their own designs. Also, the Company entered into a promising new alliance, licensing to Samsung our ST20 32-bit micro core and D-950 DSP core technologies. Other innovations included a new generation of power MOSFET transistors with improved switching characteristics and better overall performance, and expanded offerings in Application Specific Discrete (ASD)(TM) products.

       At the beginning of 1997, we announced an agreement for a joint technology, development and manufacturing program with Ramtron International, a specialized designer of advanced non-volatile memories. We anticipate that if this venture is successful, our two companies would develop--and SGS-THOMSON would manufacture--ferroelectric random access memory (FRAM) devices. The new FRAM products would combine the high speed of DRAMs, the non-volatility of ROMs, and the flexibility of EEPROMs to create features that are currently not available in any single semiconductor memory device. The resulting products would be targeted for use in communication products, palm-top computers, smart cards and other portable applications.

/ MANUFACTURING EXPANSION

Over the past year, we undertook a number of initiatives to expand our manufacturing resources in order to help relieve capacity constraints with regard to certain advanced products. Our Phoenix fab was qualified to produce a broader and more flexible range of products. We substantially increased our capacity to manufacture non-volatile memories, particularly the commonly used 2Mbit and 4Mbit Flash devices, by allocating more capacity in Agrate to this product line. The qualification of our new 8-inch fab in Catania is also nearly complete, with volume production of Flash memories expected in the second half of 1997. In addition, we took steps to strengthen our manufacturing presence in the Asia/Pacific region with the announcement of plans for a new state-of-the-art 8-inch submicron wafer diffusion plant in Singapore.

       We were particularly pleased that our facility in Rancho Bernardo, California, became the first plant in the U.S. to receive international ISO 14001 certification as an environmentally-friendly manufacturing site. Rancho Bernardo also achieved compliance with respect to the even more stringent European Union environmental regulations known as the Eco-Management and Audit Scheme (EMAS). We now have a total of 12 sites approved according to the voluntary EMAS regulations, of which seven are also ISO 14001 certified. At SGS-THOMSON, we place a high priority on environmental policies, and work to maximize the use of recyclable or reusable materials while reducing consumption of resources and the amount of waste generated. We are confident that we are on target to achieve our goal of having all sites worldwide approved for EMAS before the end of 1997.

/ OUTLOOK

The decreased visibility on customer demand has made it somewhat difficult to predict market conditions, although we have set forth our view of the general direction of the market cycle. In any event, SGS-THOMSON enjoys both a strong financial position and a strong market position as we enter 1997. We will continue to emphasize our expertise in differentiated products in the coming year, while continuing to offer commodity products that contribute volume, profit and cash flow. As noted earlier, we are enthusiastic about the long-term growth prospects for the Company and the markets that we serve. We intend to move ahead with capital expenditure and R&D plans, committing a percentage of revenue on the same order of magnitude as during 1996.

       With our ongoing focus on innovative differentiated products, diversification by applications and regions, and increasing productivity, we look forward to another year in which SGS-THOMSON will outperform the markets it serves.

PASQUALE PISTORIO
PRESIDENT AND CHIEF EXECUTIVE OFFICER

SGS-THOMSON AT A GLANCE

STRATEGIC STRENGTHS

/ BROAD LINE SUPPLIER OF DIFFERENTIATED PRODUCTS FOR HIGH GROWTH APPLICATIONS SUCH AS AUTOMOTIVE, COMPUTER, TELECOMMUNICATIONS, CONSUMER AND INDUSTRIAL MARKETS.

/ FOCUSED PORTFOLIO STRATEGY TO ACHIEVE WORLD LEADERSHIP IN DEDICATED, POWER AND NON-VOLATILE MEMORY PRODUCTS; "TOP 5" SHARE IN SEMICUSTOM, MICROCONTROLLERS AND SPECIAL SRAM PRODUCTS; AND PROFITABLE PARTICIPATION IN OTHER PRODUCTS, WHICH DO NOT INCLUDE DRAMS.

/ WIDE RANGE OF ADVANCED, INTER-MIXABLE TECHNOLOGIES FACILITATES
SYSTEM-ON-A-CHIP APPROACH AND SUPPORTS DIFFERENTIATED PRODUCT STRATEGY.

/ GLOBAL, DIVERSIFIED CUSTOMER BASE NOTABLE FOR STRATEGIC ALLIANCES.

/ WORLDWIDE, HIGHLY EFFICIENT MANUFACTURING CAPACITY TO GIVE CUSTOMERS READY ACCESS TO PRODUCTS.

In the original document the following tables were represented by pie charts:

1996 Revenues by Region
----------------------------------
Europe - 44%
Asia/Pacific - 28%
Americas - 23%
Japan - 5%


1996 Revenues by Product Family
-----------------------------------
Differentiated  Products  -  59%
Logic  and  Memories  -  22%
Discretes  - 14%
Standard/Commodities - 5%


1996 Revenues by Application
-----------------------------------
Computers - 27%
Telecommunications - 22%
Consumer - 22%
Industrial - 19%
Automotive - 10%

SGS-THOMSON AT A GLANCE

/ 1996 REVENUES: US$4.12 BILLION       / DIFFERENTIATED PRODUCTS/REVENUES: 58.6%

/ 17 MAIN MANUFACTURING SITES         / 9 ADVANCED R&D SITES  / 26,000 EMPLOYEES

/ 31 DESIGN AND APPLICATION CENTERS    / 60 SALES OFFICES IN 24 COUNTRIES

/ OVER 12,000 PATENTS ISSUED AND PENDING, COVERING OVER 4,000 INVENTIONS

DPG - DEDICATED PRODUCTS GROUP /


Produces application-specific and custom products offering complete system solutions for all major end-user applications, including mobile communications terminals, automotive systems, digital and analog consumer systems and computer peripherals such as disk drives, monitors and printers.

Products are based on advanced bipolar, CMOS, BiCMOS, mixed-signal and power technologies.

                                   [GRAPHIC]

MPG - MEMORY PRODUCTS GROUP /

Responsible for a broad range of memory products.

Products include non-volatile memories, EPROMs (of which MPG has been the leading supplier since 1993), Flash memories, EEPROMs, application specific memories and non-volatile RAMs; and smartcard products including chips and software support products. Does not produce DRAMs.

                                   [GRAPHIC]

/ PPG - PROGRAMMABLE PRODUCTS GROUP

Products include microcomponents (such as a wide range of microcontrollers, microprocessors, digital signal processors); digital semicustom devices; PC graphic devices; multimedia acceleration ICs and digital video devices.

                                   [GRAPHIC]

/ DSG - DISCRETE AND STANDARD ICS GROUP

Offers a broad product portfolio for a diverse customer base.

Products include discrete power devices such as power transistors (power bipolar, power MOS, 1GBT, VIPower), rectifiers, protection devices, thyristors and application-specific discrete (ASD) products; standard linear and logic ICs; radio frequency (RF) products.

                                   [GRAPHIC]

NVG - NEW VENTURES GROUP /

Identifies and develops new business opportunities to complement the Company's existing activities and fully exploit its advanced technological expertise, manufacturing capabilities and global marketing team.

Initial activities have focused on manufacturing and marketing x86 microprocessors. New activities include design and manufacturing of "system on silicon" solutions based on the 486 CPU core, and more recently media processors based on Very Long Instruction Word (VLIW) processors.

                                   [GRAPHIC]

SPG - SUBSYSTEMS PRODUCTS GROUP /

Produces electronic subsystems to provide complete solutions for OEM customer applications, particularly in accessories for cellular telephones.

Products include converters and complete power supplies; motor control modules; hands-free systems; battery chargers.

                                   [GRAPHIC]

                                   [GRAPHIC]

Automobile manufacturers have moved to increase the safety, comfort and engine performance of their products, with the result that the typical automobile has become a repository for a wide range of semiconductor products. Such innovations as anti-lock braking (ABS) systems and keyless door locks, as well as everyday requirements such as alternator regulators and directional signals, depend on SGS-THOMSON's technologies. The demand for microchip products in the automotive sector is so pervasive that industry sources estimate a compound annual growth rate of 16% in semiconductor content per vehicle between 1996 and the year 2000. SGS-THOMSON's sales of products for the automotive market increased 20.4% in 1996, and represented 9.6% of net revenues.

       With its technological leadership, particularly in BCD/BiCMOS, the Company is able to accommodate a vast array of auto-related applications, including airbags, climate control, instrumentation, transmissions and on-board entertainment systems. Mixed analog/digital ICs produced by the Company have achieved strong market shares in such areas as engine management, battery charging, ABS and car information centers. SGS-THOMSON is considered to be a valued "technology partner" by car manufacturers such as BMW, Chrysler, Daimler-Benz, Ford and Peugeot, as well as systems and components companies like Bosch, Delco, Fiat/Marelli, Nippondenso and Valeo.

       The next generation of vehicles will require even more sophisticated semiconductor products that will build upon SGS-THOMSON's expertise in superintegration. The Company is developing superintegrated digital cores for powertrain applications on behalf of a "Big Three" U.S. auto maker. Based on a multi-chip module consisting of an ASIC +2Mbit Flash and a 16-bit microprocessor, these cores add other technologies such as EEPROMs, discretes and multifunction drivers to perform engine management and transmission management tasks. Additional SGS-THOMSON products should be in demand as car manufacturers incorporate more advanced navigational, communications and entertainment systems.

AUTOMOTIVE APPLICATIONS

THE NEXT GENERATION OF VEHICLES WILL REQUIRE SOPHISTICATED
SEMICONDUCTOR PRODUCTS, BUILDING ON THE COMPANY'S
SUPERINTEGRATION EXPERTISE.

As computers become more pervasive in offices and homes, and as their functions increase in complexity and speed, the demand for semiconductor products should increase dramatically. For instance, industry estimates call for the volume of hard disk drives shipped to grow at a compound annual rate of 20% from 1996 to 2000. That growth trend should be matched by monitors, printers and other related products. SGS-THOMSON's sales of products for computer applications rose 13.8% in 1996, and accounted for 26.7% of net revenues.

       SGS-THOMSON technologies are used in a wide range of computer applications today. Hard disk drives rely on Bipolar-CMOS-DMOS to provide super smart power, as well as BiCMOS for high-speed read/write channels. The Company is the #1 supplier of deflection combo ICs for computer monitors. A variety of personal computer functions utilize x86 microprocessors, Flash and fast or specialty SRAM memories. Multimedia applications may require the RIVA 128 accelerator, MPACT series media processors or the STi3540 DVD/MPEG2 decoder. Among the Company's customers are Acer, Bull, Canon, Compaq, Epson, Hewlett-Packard, IBM, Olivetti, Quantum, Seagate, Western Digital and Xerox.

       For the future, the Company is working with two leading hard disk drive manufacturers on superintegration technology for their next generation of products. In this effort, SGS-THOMSON is integrating CMOS technology for the functions such as the microcontroller, memory, communications interface and servo-logic; BCD for digital power; and BiCMOS for the read/write digital channel and preamplifier. Flat panel display drivers may be based on the Company's 120V and 170V BCD process, now in pilot production. A "pen chip" using mixed CMOS/DMOS technology plus micromachinery is being developed for ink-jet cartridge applications. These and other technologies provided by SGS-THOMSON will be found in many of the innovative computer products coming to market in the near future.

                              COMPUTER APPLICATIONS

                  TECHNOLOGIES PROVIDED BY SGS-THOMSON WILL BE
                        FOUND IN MANY INNOVATIVE COMPUTER
                    PRODUCTS COMING TO MARKET IN THE FUTURE.

                                   [GRAPHIC]

                                   [GRAPHIC]

The market for semiconductor products in telecommunications is expected to continue to expand rapidly, with an estimated 20% compound annual growth rate projected for 1996-2000, according to industry sources. An even more pronounced growth rate of 39% over the same period is estimated for the mobile communication segment. As one of the largest suppliers of integrated circuits to the worldwide cellular and Personal Communication Services (PCS) markets, this expected growth should benefit SGS-THOMSON in the years ahead.

       In 1996, the Company's sales to the telecommunications market increased 14%, and contributed 22.1% of net revenues. SGS-THOMSON products are found in many diverse telecom applications. In the wireless segment, the Company produces ASICS and memories in high volumes for various cellular systems (GSM, DCS, US-TDMA), as well as for pagers. Telephone sets, answering machines, faxes and advanced terminals depend on the Company's products. Networks and central office installations utilize line card chipsets (analog and ISDN) as well as protocol controllers (HDLC, X25, Frame Relay) from the Company. SGS-THOMSON is present as well in the emerging Asynchronous Transfer Mode (ATM) market. Significant customers include leading producers of mobile and fixed terminals, digital switches, modems and audioprocessing equipment, such as Alcatel, Motorola, Nokia, Northern Telecom, PC-Tel, Racal and Siemens.

       As with the Company's other industry applications, the telecom segment is migrating to superintegration solutions. For instance, the next generation of digital cellular phone can use a SGS-THOMSON "system-on-a-chip" approach using no more than four chips (radio, digital signal processing and protocol, memories, energy management).

                         TELECOMMUNICATIONS APPLICATIONS

               THE MARKET FOR SEMICONDUCTOR PRODUCTS IS EXPECTED
                  TO CONTINUE EXPANDING RAPIDLY, WHICH SHOULD
                    BENEFIT SGS-THOMSON IN THE YEARS AHEAD.

Semiconductors made by SGS-THOMSON are found in consumer products worldwide, and the Company enjoys relationships with leading customers in every region, including: General Instrument, Goldstar, Kenwood, Matsushita, Philips, Pioneer, Samsung, Sanyo, Sharp, Sony and Thomson Multimedia. In the past year, sales to the consumer segment increased 26.4%, and provided 22.1% of the Company's net revenues.

       Many of the recent innovations in consumer products should greatly increase the need for SGS-THOMSON's technologies. Overall, industry analysts expect the market for semiconductors in digital consumer products (excluding video games) will grow at a compound annual rate of 28% from 1996 through the end of this decade. Two consumer applications with particularly promising growth characteristics are digital set-top boxes and digital video disk (DVD) players.

       A look at the Company's product offerings for set-top boxes and DVD players provides a clear indication of SGS-THOMSON's important role in these growing areas. Its ST20 microcontroller core, which is needed for links to satellite services and conventional cable services, is used or has been designed-in by major set-top box manufacturers.

       The MPEG2 audio/video decoder, in which the Company is the worldwide market leader, is also a key element for set-top boxes, as is its PAL/NTSC encoder and front end chip set. Through superintegration, many of these features are available on a single chip of the "Omega" family, the STi55xx, for both set-top box and DVD applications.

CONSUMER APPLICATIONS

THE COMPANY PRODUCT OFFERINGS FOR SET-TOP BOXES AND DVD
PLAYERS CLEARLY INDICATE SGS-THOMSON'S KEY ROLE IN THESE
GROWING AREAS.

                                   [GRAPHIC]

                                   [GRAPHIC]

Sales of SGS-THOMSON products for industrial applications increased 8.8% during the past year, and represented 19.6% of net revenues. While specialized applications such as robotics, control systems, automation systems and power supply equipment make extensive use of the Company's semiconductor products, even everyday items like lighting products, home appliances and battery chargers may incorporate SGS-THOMSON technology. Among the Company's major industrial customers are Siemens, Philips, Schneider, Emerson and Schlumberger.

       The production of semiconductors for smart cards continues to be one of the Company's most significant growth opportunities. The powerful microchips embedded in smart cards allow the devices to store financial and medical information, activate telecommunications and video-on-demand equipment, and perform many other functions. SGS-THOMSON has been the leader in smart card chips since the inception of this technology, primarily as a result of its strong lead in non-volatile memory technology and sophisticated security functions. In fact, the Company was the first semiconductor company to receive security certifications for such applications as banking and pay-TV.

       Industry analysts estimate that 3.5 billion smart card units will be produced in the year 2000, and that the value of the semiconductor content in the segment will reach approximately $3 billion. This growth trend is being driven by three factors. The number of applications is increasing, moving from the original telephone payment uses to include health care information, Internet payment and electronic purses. At the same time, the semiconductor content of the cards is growing, from EEPROMs to 8-bit microcontrollers to 32-bit microcontrollers. Finally, the regional acceptance of smart card technology has spread from the initial base in Europe to the Asia/Pacific and North America.

                             INDUSTRIAL APPLICATIONS

                   SPECIALIZED APPLICATIONS SUCH AS ROBOTICS,
                        AND EVERYDAY ITEMS LIKE LIGHTING
                    PRODUCTS, RELY ON SGS-THOMSON TECHNOLOGY.

With 12 main front-end and five back-end manufacturing sites in Europe, Asia and North America, SGS-THOMSON has delivered on its commitment to locate its facilities in close proximity to customers. The goal, wherever possible, is to have an integrated presence in each major macroeconomic system. In 1996, the Company continued to expand the capacity of its worldwide manufacturing machine, making capital expenditures totalling $1.12 billion. Highlights of the year included the allocation of additional capacity in Agrate, Italy, for Flash device production; the start-up of activity at a new 8-inch fab in Catania, Italy; and the announcement of plans for an advanced 8-inch submicron wafer diffusion plant in Singapore.

       In addition to the global reach of its manufacturing resources, the Company is recognized by customers for its dedication to high efficiency manufacturing; its fast production ramp-up on new technologies; and its philosophy of double sourcing, so that there are always at least two fabs qualified for each major process. SGS-THOMSON also has placed a strong emphasis on meeting the needs of customers for larger diameter silicon wafers and smaller die sizes. By the year 2000, the Company expects to have seven 8-inch fabs in operation, and front-end modules capable of manufacturing chips with dimensions of 0.5 microns or less.

       An important element of SGS-THOMSON's manufacturing operations is its dedication to quality. An Executive Total Quality Council, created in 1991, fosters quality at all levels, both in manufacturing and in all other aspects of the Company. The "TQM" program is built on five key principles: management commitment to drive, support and monitor the effort; employee empowerment through training, teamwork and recognition; fact-based decision making supported by statistical tools; continuous improvement through systematic measurement and increasingly higher standards; and a customer focus to embed the customer's quality standards in all phases of production.

                            MANUFACTURING OPERATIONS

                THE COMPANY IS RECOGNIZED FOR THE GLOBAL REACH,
                   HIGH EFFICIENCY AND FAST PRODUCTION RAMP-UP
                         OF ITS MANUFACTURING RESOURCES.

                                   [GRAPHIC]

          [PHOTO]
       AGRATE, ITALY

          [PHOTO]
       CASTELLETTO, ITALY

          [PHOTO]
       CATANIA, ITALY

          [PHOTO]
       RANCHO BERNARDO,
       CA, USA

          [PHOTO]
       PHOENIX, AZ, USA

          [PHOTO]
       CARROLLTON, TX, USA

          [PHOTO]
       CROLLES, FRANCE

          [PHOTO]
       GRENOBLE, FRANCE

          [PHOTO]
       RENNES, FRANCE

          [PHOTO]
       TOURS, FRANCE

          [PHOTO]
       ROUSSET, FRANCE

          [PHOTO]
       AIN SEBAA, MOROCCO

          [PHOTO]
       BOUSKOURA, MOROCCO

          [PHOTO]
       KIRKOP, MALTA

MANUFACTURING

          [PHOTO]
       TOA PAYOH, SINGAPORE

          [PHOTO]
       SHENZHEN, CHINA

          [PHOTO]
       ANG MO KIO,
       SINGAPORE

          [PHOTO]
       MUAR, MALAYSIA

                                   [GRAPHIC]

MANUFACTURING FACILITIES

FRONT-END:  / CROLLES, FRANCE / AGRATE, ITALY / ROUSSET, FRANCE / CATANIA, ITALY
            / RENNES, FRANCE  / GRENOBLE, FRANCE / CASTELLETTO, ITALY
            / TOURS, FRANCE / ANG MO KIO, SINGAPORE / CARROLLTON, TX, USA
            / PHOENIX, AZ, USA / RANCHO BERNARDO, CA, USA

BACK-END:   / MUAR, MALAYSIA / KIRKOP, MALTA / TOA PAYOH, SINGAPORE
            / AIN SEBAA, MOROCCO / BOUSKOURA, MOROCCO / SHENZHEN, CHINA

                                   OPERATIONS
                                   [GRAPHIC]

TECHNOLOGY
ROAD-MAP
                                ================================================
PROTOTYPING/START                  96/97                98/99             2000+
--------------------------------------------------------------------------------
High performance logic           0.35/0.25u             0.18u             0.12u
                                  5-6 ML                6-7 ML            8+ ML
--------------------------------------------------------------------------------
BiCMOS digital/analog            0.5/0.35u              0.25u             0.18u
                                  3-5 ML                5-6 ML            6-7 ML
--------------------------------------------------------------------------------
BCD (Bipolar/CMOS/DMOS)          0.6/0.5u               0.35u
                                   3 ML                 3-5 ML             --
--------------------------------------------------------------------------------
Programmable Logic*              0.6/0.5u             0.35/0.25u          0.18u
                                   3 ML                 5-6 ML            6-7 ML
                                  8/16M                 32/64M            256M
--------------------------------------------------------------------------------
Flash Memories                     0.4u               0.35/0.25u          0.18u
                                    3V                 2.5/1.8V           0.9V
--------------------------------------------------------------------------------
*N.V. Memory capability
================================================================================

The SGS-THOMSON research and development effort is characterized by its proficiency in a wide range of advanced technologies; a concurrent engineering approach that can hasten time to market; the effective use of pilot lines for prototyping and faster ramp-up; and constructive cooperation with customers, suppliers, other semiconductor makers and laboratories. The strength of the Company's R&D effort has been a major contributor to its leadership in a host of technologies, including: CMOS logic, Flash memories, analog, BiCMOS and BCD for smart power applications.

       In 1996, R&D expenditures totaled $532.3 million, representing 12.9% of net revenues, and were carried out by approximately 2500 employees at nine advanced research and development centers. Important technology milestones during the year included the first wafers using the 0.25 micron CMOS process, a variety of products and development programs for DVD applications, and a new generation of power MOSFET transistors.

       Another distinguishing feature of the Company's technology is its expertise in superintegration -- the ability to create an entire "system-on-a-chip" to replace functions originally performed by an electronic system. In a typical superintegration example, a single chip might contain several diverse logic blocks, including a powerful microcontroller core, as well as embedded memories, such as SRAM, DRAM, Flash or ROM. It also would incorporate an interface to the surrounding electronic system, involving analog or power devices, and embedded micro-coded software for easier programming. SGS-THOMSON has become a leader in superintegration because, unlike many competitors who offer only logic or memory technologies, its technology platform is versatile. This permits the concurrent development of logic, volatile or non-volatile memory, linear and other essential components of the system-on-a-chip, including power devices. Additionally, its pilot line production and strong manufacturing capacity provide the "head start" that can result in rapid time to market. The Company is developing superintegration solutions for many of its customer applications, and the system-on-a-chip concept is expected to be a major driver of future growth.

                            RESEARCH and DEVELOPMENT

Strategic alliances with key customers, suppliers, research institutions and other parties in the semiconductor marketplace play a vital role in SGS-THOMSON's continued technological and market leadership. Such alliances allow the Company to blend its expertise in semiconductor production with the intimate knowledge of systems and product features contributed by its strategic partners. The alliances may result in joint product development, the definition of a common system architecture, and joint R&D or technology exchanges.

       Alliances have been formed with customers in every main industry served by SGS-THOMSON. Seagate Technology and Western Digital are among the Company's partners in the computer peripheral sector. Automotive alliances include Fiat/Marelli. In telecommunications, strategic allies include Alcatel and Northern Telecom, while Thomson Multimedia is a long-term partner in the consumer market. In addition, there are a number of other strategic alliances with customers that for confidentiality reasons cannot be mentioned here.

       The Company also has established joint development programs with leading suppliers such as Applied Materials, ASM Lithography, LAM and Air Liquide, and with makers of CAD tools including Cadence, Synopsis and Mentor. It is a participant in Sematech-I300I for the development of 300 millimeter wafer manufacturing processes. SGS-THOMSON is active in joint European research efforts, such as the new MEDEA program (successor to JESSI), and also cooperates with major research insti- tutes and universities. In 1996, SGS-THOMSON derived nearly $1.3 billion in revenues from products that resulted from strategic alliances -- a figure that has grown at a compound annual rate of 48% since 1992. Clearly, the Company's strategic alliances are a source of exceptional financial stability and growth opportunity.

                               STRATEGIC ALLIANCES

                      THE COMPANY'S STRATEGIC ALLIANCES ARE
                        A SOURCE OF EXCEPTIONAL FINANCIAL
                        STABILITY AND GROWTH OPPORTUNITY.

                                   [GRAPHIC]

FINANCIAL CONTENTS

     Selected Consolidated Financial Data                    29
     Management's Discussion and Analysis of
     Financial Condition and Results of Operations           30
     Consolidated Statements of Income                       41
     Consolidated Balance Sheet                              42
     Consolidated Statements of Cash Flows                   43
     Notes to Consolidated Financial Statements              45
     Auditor's Report                                        59

SELECTED CONSOLIDATED FINANCIAL DATA           SGS-THOMSON Microelectronics N.V.

The table below sets forth selected consolidated financial data for the Company for each of the years in the five-year period ended December 31, 1996. Such data have been derived from the consolidated financial statements of the Company. Consolidated financial statements for the three-year period ended December 31, 1996, are included elsewhere in this annual report.

       The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related notes thereto included elsewhere in this annual report.

                                                Twelve months ended December 31,

(In millions except per share data)               1992        1993)(1)      1994)(1)          1995)(1)          1996

Consolidated Statement of Income Data:
Net sales                                     $ 1,550.6     $ 2,007.7     $ 2,602.2         $ 3,520.7        $ 4,078.3
Other revenues                                     17.5          29.8          42.7              33.7             44.1

Net revenues                                    1,568.1       2,037.5       2,644.9           3,554.4          4,122.4
Cost of sales(2)                               (1,051.6)     (1,248.4)     (1,528.7)         (2,096.0)        (2,414.7)

Gross profit(2)                                   516.5         789.1       1,116.2           1,458.4          1,707.7
Operating expenses:
Selling, general and administrative              (270.0)       (302.5)       (339.9)           (413.2)          (421.1)
Research and development(3)                      (260.9)       (270.9)       (338.3)           (440.3)          (532.3)
Restructuring costs                               (38.9)        (49.9)        (37.0)            (13.0)             0.0
Other income and expenses(3)                      105.1          49.7          32.0              59.1             45.1

Total operating expenses                         (464.7)       (573.6)       (683.2)           (807.4)          (908.3)

Operating income(4)                                51.8         215.5         433.0             651.0            799.4
Net interest expenses                             (65.2)        (37.8)        (21.0)            (16.8)           (11.2)
Gain on disposal of investment                     18.7           0.0           0.0               0.0              7.3
Income before income taxes and minority interests   5.3         177.7         412.0             634.2            795.5
Income tax expense                                 (2.3)        (17.6)        (49.5)           (108.3)          (171.6)
Income before minority interests                    3.0         160.1         362.5             525.9            623.9
Minority interests(5)                               0.0           0.0           0.0               0.6              1.6

Net income(6)                                     $ 3.0       $ 160.1       $ 362.5           $ 526.5          $ 625.5

Earnings per share(7)                             $ 0.06      $  1.92        $ 3.04            $ 4.03           $ 4.50

Number of weighted average shares used in
calculating earnings per share                     53.6         83.5         119.4             130.6            138.7

Consolidated Balance Sheet Data (end of period):
Cash, cash equivalents and marketable securities $ 99.5     $  327.4       $ 461.5           $ 758.4          $ 556.4
Working capital                                   467.7        390.0         291.1             417.4            611.8
Total assets                                    1,842.3      2,240.9       3,224.7           4,486.0          5,005.5
Short-term debt (including current portion
  of long-term debt)                              360.6        231.1         322.5             492.8            428.2
Long-term debt (excluding current portion)(1)     547.6        374.8         277.2             200.7            194.9
Shareholders' equity(1)                           412.9      1,004.0       1,680.0           2,661.7          3,260.0
Consolidated Operating Data:
Capital expenditures(8)                         $ 196.0     $  445.9       $ 779.7         $ 1,001.9        $ 1,125.2
Net cash from operating activities                198.7        460.9         728.1             825.1            980.7
Depreciation and amortization(8)                  209.8        229.4         288.0             392.4            535.9

(1) In October 1995, the Company completed a second public offering with net proceeds to the Company of approximately $371.6 million. In December 1994, the Company completed an Initial Public Offering with net proceeds to the Company of approximately $198.7 million. In 1993, the Company received a $500 million capital contribution that was effected in two steps, $250 million in May and $250 million in September. The Company also received a $100 million capital contribution in each of 1988, 1989 and 1991.

(2) Cost of sales is net of certain third-party funding for industrialization costs (which include certain costs incurred to bring prototype products to the production stage) included therein. See Note 19 to the Consolidated Financial Statements. For a discussion of certain significant charges reflected in cost of sales in 1994, 1995 and 1996, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

(3) Other income and expenses include, among other things, third-party funding for research and development, the expenses for which are reflected in research and development expenses, as well as foreign currency gains and losses, fab start-up costs, patent license payments received and patent costs incurred. The Company's reported research and development expenses do not include design center, process engineering, pre-production or industrialization costs.

(4) The Company has changed the title of this line item from "operating profit." The make-up of this line item has not changed.

(5) In 1994, the Company created a joint venture with a subsidiary of the Shenzhen Electronics Group ("SEG"). The Company owns a 60% interest in the joint venture, with a subsidiary of SEG owning the remaining 40%.

(6) The Company has changed the title of this line item from "net earnings." The make-up of this line item has not changed.

(7) Earnings per share amounts have been restated to reflect a 40:1 stock split effected in connection with the Initial Public Offering.

(8) Capital expenditures are net of certain third-party funding, the effect of which is to decrease depreciation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                               SGS-THOMSON Microelectronics N.V.

OVERVIEW

The Company was formed in 1987 as a result of the combination of the non-military business of Thomson Semiconducteurs, the microelectronics business of the French state-controlled defense electronics company Thomson-CSF, and SGS Microelettronica, the microelectronics business owned by STET, the Italian state-controlled telecommunications company. Since its formation, the Company has significantly broadened and upgraded its range of products and technologies and has strengthened its manufacturing and distribution capabilities in Europe, North America and the Asia Pacific region, while at the same time restructuring its operations to improve efficiency.

       From 1992 to 1996, the Company's net revenues increased from $1,568.1 million to $4,122.4 million, with the Company experiencing strong revenue growth during each year in this period. Such revenue gains were achieved despite the Company's absence during that period from the market for DRAMs (a commodity memory product) and, until the second half of 1994, from the market for personal computer microprocessors (such as the x86 family of products). According to trade association data, the TAM (total available market) increased from $59.9 billion in 1992 to a preliminary estimate of $132.0 billion in 1996, while the SAM (which prior to 1995 consisted of the TAM without DRAMs, microprocessors and opto-electronic products and commencing in 1995 and for all prior periods compared therewith includes microprocessors as a result of the Company's production of x86 products) increased from $49.0 billion in 1992 to a preliminary estimate of $102.7 billion in 1996. The Company's share of the TAM increased from 2.6% to 3.1% during this period, while the Company's share of the SAM increased from 3.2% to 4.0%. Revenue growth within the Company from 1992 through 1996 was particularly significant for dedicated products, EPROMs and semicustom devices. The Company has also succeeded in becoming a more global semiconductor supplier--the proportion of the Company's revenues derived outside Europe increased from approximately 46% in 1992 to approximately 56% in 1996.

       Differentiated ICs (which the Company defines as being its dedicated products, semicustom devices and microcontrollers) accounted for approximately 59% of the Company's net revenues in 1996, compared to just over 51% in 1995. Such products foster close relationships with customers, resulting in early knowledge of their evolving requirements and opportunities to access their markets for other products, and are less vulnerable to competitive pressures than standard commodity products. In 1996, analog ICs (including mixed signal
ICs), the majority of which are also differentiated ICs, accounted for approximately 46% of the Company's net revenues (no change from 1995), while discrete devices accounted for approximately 14% of the Company's net revenues (compared to approximately 17% in 1995). Over the last three years, these families of products, in particular analog ICs, have experienced less volatility in sales growth rates and average selling prices than the overall semiconductor industry.

       In addition to increasing revenues, management's efforts to rationalize operations and increase manufacturing and other efficiencies have generated significant improvements in profitability. The Company's gross profit margin increased from 32.9% in 1992 to 41.4% in 1996. Benefiting from a favorable industry environment in 1993, 1994 and 1995, such increases in gross profit margins have combined with significant reductions in selling, general and administrative expenses as a percentage of net revenues and reduced interest costs to significantly increase profitability. In 1996, the gross profit margin was 41.4% compared to 41.0% in 1995. The stable gross profit margin in 1996 compared to 1995 was realized within an unfavorable industry environment (which resulted in tough pricing pressures), due primarily to a more favorable product mix and improved manufacturing productivity.

       Historically, cyclical changes in production capacity in the semiconductor industry and demand for electronic systems have resulted in pronounced cyclical changes in the level of semiconductor sales and fluctuations in prices and margins for semiconductor products from time to time. However, certain significant changes in the industry could contribute to continued growth over the long term notwithstanding cyclical variations from period to period. Such changes include the development of new semiconductor applications, increased semiconductor content as a percentage of total system cost, emerging strategic partnerships and growth in the electronic systems industry in the Asia Pacific region.

       The Company is entering 1997 in a healthy financial condition. It is, however, evident that the industry has started a correction from the extraordinary growth of recent years. According to preliminary estimated trade association data, in 1996 TAM revenues decreased approximately 9% over 1995 while SAM revenues increased approximately 3%. The Company cannot anticipate how deep or how long this correction phase will be. The Company is confident, however, that its heavy emphasis on differentiated products in its portfolio, its strong customer base and strategic alliances, its well diversified sales base, both in terms of applications and geography, recent contracts with key customers and new design wins in such high growth areas as hard disk drives, set top boxes and digital cellular phones should allow the Company to continue to outperform the industry average in 1997. Based on currently available information, the Company believes that the second, third and fourth quarters of 1997 will show progressive improvement compared to the first quarter of 1997.

       Some of the above statements contained in this "Overview" are forward looking statements that involve a number of risks and uncertainties. In addition to the factors discussed above, among the other factors that could cause actual results to differ materially are the following: the cyclicality of the semiconductor and electronic systems industries; capital requirements and the availability of funding; competition; new product development and technological change; manufacturing risks; order cancellations or reduced bookings by key customers or distributors; intellectual property developments, international events, currency fluctuations; problems in obtaining adequate raw materials on a timely basis; and the loss of key personnel. Unfavorable changes in the above or other factors discussed under "Risk Factors" listed from time to time in the Company's SEC reports, including in the Prospectus dated October 18, 1995 (pages 9 through 16), could materially affect the Company.

The table below sets forth information on the Company's net revenues by product group and by geographic region.

                                                Twelve months ended December 31,

(In millions)                                1992            1993              1994              1995              1996

Net Revenues by Product Group:
Dedicated Products(1)                     $  562.6        $  724.1          $  987.7         $ 1,359.7          $1,757.7
Discrete and Standard ICs(2)                 432.3           514.6             636.3             838.0             784.1
Memory Products(1)                           279.2           440.0             560.7             653.3             736.8
Programmable Products                        259.9           320.4             381.4             535.3             720.5
Others(3)                                     34.1            38.4              78.8             168.1             123.3

Total                                     $1,568.1        $2,037.5          $2,644.9          $3,554.4          $4,122.4

Net Revenues by Geographic Region:(4)

Europe                                    $  839.7        $  976.0          $1,219.1          $1,627.5          $1,824.4
Americas(5)                                  350.5           495.5             673.5             846.4             934.1
Asia Pacific                                 328.7           463.2             617.6             925.1           1,135.7
Japan                                         49.2           102.8             134.7             155.4             228.2

Total                                     $1,568.1        $2,037.5          $2,644.9          $3,554.4          $4,122.4


(1) 1996 revenues for the Dedicated Products Group include $5.6 million of revenues from certain foundry activities which were moved from the Memory Products Group in January 1996. Revenues for the Dedicated Products Group and the Memory Products Group have been restated for prior periods to reflect this change.

(2) Includes revenues from sales of RF products, which were moved to the Discrete and Standard ICs product group in May 1994. Revenues for the Discrete and Standard ICs group have been restated for prior years to include RF product revenues.

(3) Includes revenues from sales of subsystems and other products and from the New Ventures Group, which was created in May 1994 to act as a focal point for the Company's new business opportunities.

(4) Revenues are classified by location of customer invoiced. For example, products ordered by U.S.-based companies to be invoiced to Asia Pacific affiliates are classified as Asia Pacific revenues.

(5) Substantially all of the revenues derived from the Americas are derived from the United States.

       The following table sets forth certain financial data from the Company's consolidated statements of income since 1992, expressed in each case as a percentage of net revenues:

                                                Twelve months ended December 31,

                                                    1992        1993        1994       1995       1996

Net sales                                           98.9%       98.5%       98.4%      99.1%      98.9%
Other revenues                                       1.1         1.5         1.6        0.9        1.1

Net revenues                                       100.0       100.0       100.0      100.0      100.0
Cost of sales                                      (67.1)      (61.3)      (57.8)     (59.0)     (58.6)

Gross profit                                        32.9        38.7        42.2       41.0       41.4

Operating expenses:
Selling, general and administrative                (17.2)      (14.8)      (12.9)     (11.6)     (10.2)
Research and development                           (16.6)      (13.3)      (12.8)     (12.4)     (12.9)
Restructuring costs                                 (2.5)       (2.4)       (1.4)      (0.4)       0.0
Other income and expenses                            6.7         2.4         1.2        1.7        1.1

Total operating expenses                           (29.6)      (28.2)      (25.8)     (22.7)     (22.0)

Operating income                                     3.3        10.6        16.4       18.3       19.4
Net interest expenses                               (4.2)       (1.9)       (0.8)      (0.5)      (0.3)
Gain on disposal of investment                       1.2         0.0         0.0        0.0        0.2

Income before income taxes and minority interests    0.3         8.7        15.6       17.8       19.3
Income tax expense                                  (0.1)       (0.9)       (1.9)      (3.0)      (4.2)

Income before minority interests                     0.2         7.9        13.7       14.8       15.1
Minority interests                                   0.0         0.0         0.0        0.0        0.1
Net income                                           0.2%        7.9%       13.7%      14.8%      15.2%


1996 versus 1995

The growth that the worldwide semiconductor market experienced in 1994 and 1995 did not materialize in 1996; total industry sales declined in 1996 compared to 1995. See "Overview." In the fourth quarter of 1996, however, the market increased slightly over the previous quarter after three straight quarters of decline. The Company experienced strong increases in operating income and net income in 1996, driven by significant growth in net revenues and improvements in manufacturing productivity. These increases were achieved in spite of the fact that the Company's average product selling prices in 1996 declined compared to 1995.

       /Net Revenues. Net sales increased 15.8%, from $3,520.7 million in 1995 to $4,078.3 million in 1996. The increase in net sales of $557.6 million was primarily a result of an improved product mix, including sales of new products, in each of the Company's principal product groups. The exchange rate impact on net sales in 1996 was not significant. See "Impact of Changes in Exchange Rates." Other revenues (consisting primarily of co-development contract fees, certain contract indemnity payments and patent royalty income) increased from $33.7 million in 1995 to $44.1 million in 1996, primarily due to an increase in licensing fees and co-development fees, partly offset by a decrease in patent and royalty income. As a result net revenues increased 16.0%, from $3,554.4 million in 1995 to $4,122.4 million in 1996.

       The Dedicated Products Group's net revenues increased 29.3% primarily as a result of an improved mix in computer, video/image processing and telecommunications products. In addition, 1996 revenues for the Dedicated Products Group include $5.6 million of revenues from certain foundry activities which were moved from the Memory Products Group in January 1996. Revenues for the Dedicated Products Group and the Memory Products Group have been restated for prior periods in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" to reflect this change. Higher volumes in computer, audio, automotive and telecommunication products also contributed to the increase in net revenues. The Discrete and Standard ICs Group's net revenues declined 6.4% as volume increases in transistors and an improved mix in discrete devices were not sufficient to offset declining volumes in discrete devices, standard commodities and standard logic devices. Net revenues of the Memory Products Group increased 12.8% due to higher volumes in smartcard ICs (primarily used in European telephone and bank cards) and an improved mix in EPROMs. Increased volume and an improved product mix in flash memories and EEPROMs also contributed to the increase in net revenues. The Programmable Products Group's net revenues increased 34.6% principally due to higher volumes and an improved product mix in analog arrays and microcontroller products.

       In 1996 compared to 1995, the Company's net revenues increased 46.8% in Japan, 22.8% in the Asia Pacific region, 12.1% in Europe and 10.4% in the Americas.

       The Company's net revenues increased in 1996 compared to 1995 despite the difficult conditions that the semiconductor industry experienced in 1996.

       /Gross profit. The Company's gross profit increased 17.1%, from $1,458.4 million in 1995 to $1,707.7 million in 1996, primarily as a result of an improved product mix, higher other revenues and improvements in manufacturing performances. As a percentage of net revenues gross profit was 41.0% in 1995 and 41.4% in 1996.

       Cost of sales increased from $2,096.0 million in 1995 to $2,414.7 million in 1996, due primarily to higher depreciation resulting from increased capital spending in recent periods and to higher variable costs associated with increased volume. Increased cost of sales were also attributable to the new plant in Phoenix, Arizona whose costs were not included in cost of sales until the third quarter of 1995 and to upgrades of manufacturing facilities in 1996.

       The exchange rate impact on gross profit in 1996 was not significant. See "Impact of Changes in Exchange Rates." Cost of sales in 1996 and 1995 was net of $4.6 million and $11.8 million, respectively, of funds received to offset industrialization costs (which include certain costs incurred to bring prototype products to the production stage) included in cost of sales.

       /Selling, general and administrative expenses. Selling, general and administrative expenses increased slightly, from $413.2 million in 1995 to $421.1 million in 1996. This increase was due primarily to increases in general and administrative activities and to a strengthening in the Company's marketing efforts. The 1995 period included a $10 million provision related to specific charges to cover the possible financial impact related to legal proceedings in one of the Company's subsidiaries. As a percentage of net revenues, selling, general and administrative expenses decreased from 11.6% in 1995 to 10.2% in 1996, due primarily to higher net revenues.

       /Research and development expenses. Research and development expenses continued to represent a substantial amount of the Company's net revenues, increasing 20.9%, from $440.3 million in 1995 to $532.3 million in 1996. Despite the growth in net revenues in 1996, research and development expenses as a percentage of net revenues increased from 12.4% in 1995 to 12.9% in 1996. The Company continued to invest heavily in both its research and development staff and research and development activities. The Company's reported research and development expenses do not include design center, process engineering, pre-production or industrialization costs.

       /Restructuring costs. There were no restructuring costs in 1996. The $13.0 million in restructuring costs in 1995 included costs associated with certain personnel lay-offs.

       /Other income and expenses. Other income and expenses decreased from income of $59.1 million in 1995 to income of $45.1 million in 1996. Other income and expenses include primarily funds received from government agencies in connection with the Company's research and development programs, the cost of new plant start-ups, as well as foreign currency gains and losses, patent license payments, the costs of certain activities relating to intellectual property and miscellaneous revenues and expenses. The decrease in other income and expenses resulted primarily from a decrease in funds received from government agencies in connection with the Company's research and development programs and higher start-up costs, partly offset by foreign currency gains.

       /Operating income. The Company's operating income increased 22.8%, from $651.0 million in 1995 to $799.4 million in 1996, primarily as a result of increased net revenues and improved efficiency in manufacturing. The exchange rate impact on operating income was marginal.

       /Net interest expenses. Net interest expenses decreased from $16.8 million in 1995 to $11.2 million in 1996, primarily as a result of a capital increase undertaken by the Company in October 1995, which allowed the Company to repay a substantial majority of its outstanding debt.

       /Gain on disposal of investment. In 1996, the Company recorded a one-time gain of $7.3 million from the sale of a distribution subsidiary in France.

       /Income tax expense. Provision for income tax was $171.6 million in 1996 compared to $108.3 million in 1995, primarily as a result of the substantial increase in income before tax. The accrued effective tax rate increased from approximately 17% in 1995 to approximately 22% in 1996, since certain favorable tax benefits on capital investments were no longer available in certain countries in 1996 compared to 1995. These favorable rates were due to tax benefits available in certain countries. As such benefits may not be available in future periods, the Company could register an increase in the effective tax rate in the coming years.

1995 versus 1994

The growth that the worldwide semiconductor market experienced in 1994 continued through 1995 with the markets in Europe, the Americas and the Asia Pacific region all showing strong growth. Market growth in Japan was lower than in the other regions, however, due to general economic conditions. The Company experienced strong increases in revenues, operating income and net income in 1995, caused by significant increases in volume and an improved product mix, including sales of new products. Average selling prices of comparable products were slightly lower in 1995 than in 1994, but due to improved product mix the average price per unit increased.

       Net Revenues. Net sales increased 35.3%, from $2,602.2 million in 1994 to $3,520.7 million in 1995. The increase in net sales of $918.5 million was primarily as a result of significantly increased sales volumes in each of the Company's principal product groups except the Memory Products Group, which also experienced a slower growth rate in net sales due to declining EPROM prices. Net sales were also positively impacted by an improved product mix, including sales of new products, and the benefits derived from the weakening U.S. dollar. See "Impact of Changes in Exchange Rates." In 1995, approximately $8.3 million in billings for research and development activity, which were classified as other revenues in 1994, were classified as net sales. Other revenues decreased from $42.7 million in 1994 to $33.7 million in 1995 due primarily to such reclassification. Net revenues increased 34.4%, from $2,644.9 million in 1994 to $3,554.4 million in 1995.

       The Dedicated Products Group's net revenues increased 37.7% primarily as a result of significant volume growth in computer products, video/image processing products and audio and automotive products. The Discrete and Standard ICs Group's net revenues increased 31.7%, due principally to sales increases in transistors such as Power MOS and power transistors and discrete devices. Sales of standard commodities such as standard linears and voltage regulators also increased compared to 1994. The Memory Products Group's revenues grew by 16.5% as increased volumes of flash memory products and increased sales of EPROMs and smartcard ICs used in European telephone and bank cards were offset by declining EPROM sales due to lower prices. Net revenues of the Programmable Products Group increased 40.4% principally from growth in sales of microcontroller products and higher sales of digital semicustom products (which benefited from the introduction of advanced submicron product lines). In the second half of 1994, the Company commenced shipments of its own x86 microprocessor product family.

       /Gross Profit. The Company's gross profit increased 30.7%, from $1,116.2 million in 1994 to $1,458.4 million in 1995, primarily as a result of significant volume growth in all the Company's principal product groups except the Memory Products Group, which also experienced a slower growth rate in net sales due to declining EPROM prices. As a percentage of net revenues, gross profit decreased from 42.2% in 1994 to 41.0% in 1995, due primarily to costs associated with the conversion of certain manufacturing facilities from the production of 4-inch and 5-inch wafers to production of 5-inch and 6-inch wafers and to a lesser extent due to higher depreciation resulting from increased capital spending.

       Cost of sales increased from $1,528.7 million in 1994 to $2,096.0 million in 1995, due primarily to higher variable costs associated with significantly increased volume, the addition of the new fabrication plant in Crolles, France (which has started to reach a significant volume of production) and to certain manufacturing facilities, which were in the process of being upgraded in 1995. Increased cost of sales was also attributable to the new plant in Phoenix, Arizona whose costs were not included in cost of sales until the third quarter of 1995 and higher depreciation resulting from increased capital spending in recent periods.

       The exchange rate impact on gross profit in 1995 compared to 1994 was marginally negative, as the negative impact of the depreciation of the U.S. dollar on cost of sales was marginally greater than the positive impact on net revenues. See "Impact of Changes in Exchange Rates." Cost of sales in 1995 and 1994 was net of $11.8 million and $19.3 million, respectively, of funds received from governmental agencies to offset industrialization costs included in cost of sales.

       /Selling, general and administrative expenses. Selling, general and administrative expenses increased 21.6%, from $339.9 million in 1994 to $413.2 million in 1995. In 1994, selling, general and administrative expenses included a $15 million provision for potential patent infringements and in 1995 included a $10 million provision related to specific charges to cover the possible financial impact related to legal proceedings in one of the Company's subsidiaries. Excluding these provisions, the increase in selling, general and administrative expenses was primarily due to a strengthening in the Company's marketing efforts and to an increase in general and administrative functions. As a percentage of net revenues, selling, general and administrative expenses decreased from 12.9% in 1994 to 11.6% in 1995, due primarily to higher net revenues.

       /Research and development expenses. Research and development expenses continued to represent a substantial amount of the Company's net revenues, increasing 30.2%, from $338.3 million in 1994 to $440.3 million in 1995. Due to the strong growth in net revenues attained in 1995, research and development expenses as a percentage of net revenues decreased slightly from 12.8% in 1994 to 12.4% in 1995. The Company continued to invest heavily in research and development.

       /Restructuring costs. Restructuring costs decreased significantly from $37.0 million in 1994 to $13.0 million in 1995. The $13.0 million in restructuring costs in 1995 included costs associated with certain personnel lay-offs. In 1994, restructuring costs included primarily costs associated with the closure of certain older fab facilities and certain personnel lay-offs.

       /Other income and expenses. Other income and expenses of the Company increased from income of $32.0 million to income of $59.1 million in 1995. In 1995, other income and expenses included increased contributions to research and development activities and start-up costs. In addition, in 1995 there were several nonrecurring items affecting other income and expenses, which taken together did not have a material impact. These include the reversal of the provision for the restructuring of the Rancho Bernardo plant in connection with the decision to retain and upgrade this facility. In 1994, other income and expenses included a charge for stock option compensation of $18.1 million.

       /Operating income. The Company's operating income increased 50.3%, from $433.0 million in 1994 to $651.0 million in 1995, primarily as a result of the reduction of provisions for restructuring costs and an increase in net revenues.

       /Net interest expenses. Net interest expenses decreased from $21.0 million in 1994 to $16.8 million in 1995, primarily as a result of the temporary reduction in debt due to application of the proceeds received by the Company in December 1994 from its initial public offering, and in October 1995 from an additional capital increase, which allowed the Company to repay a substantial majority of its outstanding debt.

       /Income tax expense. Provision for income tax was $108.3 million in 1995 compared to $49.5 million in 1994, primarily as a result of the substantial increase in income before tax. The accrued effective tax rate increased from 12% in 1994 to 17% in 1995. The still favorable 1995 rate is mainly due to the application of benefits in certain countries associated with new capital expenditure programs.

QUARTERLY RESULTS OF OPERATIONS

The following table sets forth certain financial information for the years 1994, 1995 and 1996. Such information is derived from unaudited consolidated financial statements, prepared on a basis consistent with the audited consolidated financial statements, that include, in the opinion of management, only normal recurring adjustments necessary for a fair presentation of the information set forth therein. Operating results for any quarter are not necessarily indicative of results for any future period. In addition, in view of the significant growth experienced by the Company in recent years as well as the changes in the composition of sales and production among different geographic regions, the Company believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance.



(inmillions,
except percentages     Apr. 2,  July 2,   Oct. 1,   Dec. 31,   Apr. 1,   July 1,   Sept. 30,   Dec.31
and per share data)     1994     1994      1994       1994      1995      1995       1995       1995

Consolidated Statement
of Income Data
Net revenues          $ 599.3    $ 672.4   $ 657.2   $ 716.0   $ 778.6    $ 878.5   $ 922.6   $ 974.7
Cost of sales          (346.8)    (389.4)   (380.5)   (412.0)   (451.8)    (526.9)   (552.3)   (565.1)

Gross profit            252.5      283.0     276.7     304.0     326.8      351.6     370.3     409.6

Operating expenses:
Selling, general and
administrative          (91.3)     (82.1)    (81.5)    (85.0)    (90.7)     (99.8)   (103.6)   (119.0)
Research and
development             (72.5)     (82.7)    (83.4)    (99.7)    (97.5)    (105.1)   (109.3)   (128.4)
Restructuring costs      (0.2)     (22.9)    (10.7)     (3.2)     (0.3)      (0.8)     (6.8)     (5.1)
Other income
and expenses             13.8       15.3       3.3      (0.4)      3.4       11.8      15.7      28.3

Total operating
expenses               (150.2)    (172.4)   (172.3)   (188.3)   (185.1)    (193.9)   (204.0)   (224.2)
Operating income        102.3      110.6     104.4     115.7     141.7      157.7     166.3     185.4
Net interest expenses    (4.8)      (5.6)     (5.6)     (5.0)     (2.9)      (5.1)     (6.7)     (2.1)
Gain on disposal
of investment             0.0        0.0       0.0       0.0       0.0        0.0       0.0       0.0

Income before
income taxes and
minority interests       97.5      105.0      98.8     110.7     138.8      152.6     159.6     183.3
Income tax expense      (18.0)     (18.5)    (11.5)     (1.5)    (31.9)     (30.1)    (30.7)    (15.7)
Income before
minority interests       79.5       86.5      87.3     109.2     106.9      122.5     128.9     167.6
Minority interests        0.0        0.0       0.0       0.0       0.0        0.1       0.1       0.4

Net income             $ 79.5     $ 86.5    $ 87.3   $ 109.2   $ 106.9    $ 122.6   $ 129.0    $168.0

Earnings per share      $ 0.67     $ 0.73    $ 0.73    $ 0.90    $ 0.83     $ 0.95    $ 1.00    $ 1.24

Number of weighted
average shares used
in calculating
earnings per share      119.0      119.0     119.0     120.6     128.6      128.8     129.1     135.9

As a percentage of net
revenues
Net revenues            100.0%     100.0%    100.0%    100.0%    100.0%     100.0%    100.0%    100.0%
Cost of sales           (57.9)     (57.9)    (57.9)    (57.5)    (58.0)     (60.0)    (59.9)    (58.0)

Gross profit             42.1       42.1      42.1      42.5      42.0       40.0      40.1      42.0

Operating expenses:
Selling, general and
administrative          (15.2)     (12.2)    (12.4)    (11.9)    (11.6)     (11.4)    (11.2)    (12.2)
Research and
development             (12.1)     (12.3)    (12.7)    (13.9)    (12.5)     (12.0)    (11.8)    (13.2)
Restructuring costs       0.0       (3.4)     (1.6)     (0.4)      0.0       (0.1)     (0.7)     (0.5)
Other income and
expenses                  2.3        2.3       0.5      (0.1)      0.4        1.3       1.7       2.9

Total operating
expenses                (25.1)     (25.6)    (26.2)    (26.3)    (23.8)     (22.1)    (22.1)    (23.0)
Operating income         17.1       16.4      15.9      16.2      18.2       18.0      18.0      19.0
Net interest expenses    (0.8)      (0.8)     (0.9)     (0.7)     (0.4)      (0.6)     (0.7)     (0.2)
Gain on disposal
of investment             0.0        0.0       0.0       0.0       0.0        0.0       0.0       0.0

Income before
income taxes and
minority interests       16.3       15.6      15.0      15.5      17.8       17.4      17.3      18.8
Income tax expense       (3.0)      (2.8)     (1.7)     (0.2)     (4.1)      (3.4)     (3.3)     (1.6)
Income before
minority interests       13.3       12.9      13.3      15.3      13.7       13.9      14.0      17.2
Minority interests        0.0        0.0       0.0       0.0       0.0        0.0       0.0       0.0

Net income               13.3%      12.9%     13.3%     15.3%     13.7%      14.0%     14.0%     17.2%



                                                     Quarter ended
(inmillions,
except percentages      Mar. 30   June 29,   Sept. 28,  Dec. 31,
and per share data)      1996      1996        1996       1996


Consolidated Statement
of Income Data

Net revenues            $1,027.7  $1,047.4   $ 988.4  $1,058.9
Cost of sales             (586.4)   (582.1)   (589.2)   (657.0)

Gross profit               441.3     465.3     399.2     401.9

Operating expenses:
Selling, general and
administrative            (106.1)   (103.1)   (104.0)   (107.9)
Research and
development               (121.4)   (136.0)   (134.5)   (140.4)
Restructuring costs         (1.8)      0.3       0.3       1.2
Other income
and expenses                 8.7    (2.2)        6.4      32.1

Total operating
expenses                  (220.6)   (241.0)   (231.8)   (215.0)
Operating income           220.7     224.3     167.4     186.9
Net interest expenses       (0.5)     (1.6)     (3.2)     (5.9)
Gain on disposal
of investment                7.3       0.0       0.0       0.0

Income before
income taxes and
minority interests         227.5     222.7     164.2     181.0
Income tax expense         (52.7)    (46.9)    (32.1)    (39.8)
Income before
minority interests         174.8     175.8     132.1     141.2
Minority interests           0.2       0.3       0.3       0.8

Net income               $ 175.0   $ 176.1   $ 132.4   $ 142.0

Earnings per share         $ 1.26    $ 1.27    $ 0.95    $ 1.02

Number of weighted
average shares used
in calculating
earnings per share         138.4     138.7     138.8     138.9

As a percentage of net
revenues
Net revenues               100.0%    100.0%    100.0%    100.0%
Cost of sales              (57.1)    (55.6)    (59.6)    (62.0)

Gross profit                42.9      44.4      40.4      38.0

Operating expenses:
Selling, general and
administrative             (10.3)     (9.8)    (10.5)    (10.2)
Research and
development                (11.8)    (13.0)    (13.6)    (13.3)
Restructuring costs         (0.2)      0.0       0.0       0.1
Other income and
expenses                     0.8      (0.2)      0.6       3.0

Total operating
expenses                   (21.5)    (23.0)    (23.5)    (20.3)
Operating income            21.5      21.4      16.9      17.7
Net interest expenses        0.0      (0.2)     (0.3)     (0.6)
Gain on disposal
of investment                0.7       0.0       0.0       0.0

Income before
income taxes and
minority interests          22.1      21.3      16.6      17.1
Income tax expense          (5.1)     (4.5)     (3.2)     (3.8)
Income before
minority interests          17.0      16.8      13.4      13.3
Minority interests           0.0       0.0       0.0       0.1

Net income                  17.0%     16.8%     13.4%     13.4%

       In 1996, approximately 44% of the Company's net revenues originated in Europe, compared to 54% in 1992. The Company's third quarter revenues in Europe have averaged less than average revenues during other quarters due to production slowdowns by its European customers in July and August. During strong industry conditions, the negative impact of third quarter seasonality in Europe has generally been offset by increased sales in other regions. In weak industry conditions, as was the case in 1996, the growth in other regions generally does not materialize, resulting in a decrease in net revenues in the third quarter. Quarterly results have also been and may be expected to continue to be substantially affected by the cyclicality of the semiconductor and electronic systems industries, the timing and success of new product introductions and the levels of provisions and other unusual charges incurred.

       Gross profit as a percentage of net revenues in the second quarter of 1996 increased to 44.4% from 42.9% in the first quarter of 1996. This unusually high gross margin was caused by a very favorable product mix combined with higher utilization of the Company's manufacturing facilities. For the third quarter of 1996, gross profit as a percentage of net revenues declined to 40.4% (39.4%, net of revenue from licensing fees), primarily due to pricing pressures and a reduced loading of production lines as a result of the seasonal slowdown in Europe associated with the third quarter. Gross profit as a percentage of net revenues further declined for the fourth quarter of 1996 to 38.0%. This decline was attributable to a combination of factors, including under-utilization of non-VLSI fabs, the temporary de-saturation of the Phoenix fab due to a change in product mix and continued price pressure, mainly on the commodity portion of the Company's product portfolio.

       The Company's quarterly and annual operating results are also affected by a wide variety of other factors that could materially and adversely affect revenues and profitability or lead to significant variability of operating results, including, among others, capital requirements and the availability of funding, competition, new product development and technological change and manufacturing. In addition, a number of other factors could lead to fluctuations in operating results, including order cancellations or reduced bookings by key customers or distributors, intellectual property developments, international events, currency fluctuations, problems in obtaining adequate raw materials on a timely basis, and the loss of key personnel. As only a portion of the Company's expenses varies with its revenues, there can be no assurance that the Company will be able to reduce costs promptly or adequately in relation to revenue declines to compensate for the effect of any such factors. As a result, unfavorable changes in the above or other factors have in the past and may in the future adversely affect the Company's operating results.

       The Company believes that inflation has not had a material effect on the results of its operations during the periods presented.

IMPACT OF CHANGES IN EXCHANGE RATES

The Company's results of operations and financial condition can be significantly affected by changes in exchange rates between the U.S. dollar and other currencies, particularly the Italian lira, the French franc, the English pound, the German mark and the Singapore dollar.

       Revenues for certain products (primarily dedicated products sold in Europe) that are quoted in currencies other than the U.S. dollar are directly affected by fluctuations in the value of the U.S. dollar. Revenues for all other products, which are quoted in U.S. dollars and translated into local currencies for payment, tend not to be affected significantly by fluctuations in exchange rates except to the extent that there is a lag between changes in currency rates and adjustments in the local currency equivalent price paid for such products.

       Certain significant costs incurred by the Company, such as direct labor, selling, general and administrative expenses, and research and development expenses, are incurred in the currencies of jurisdictions where the Company's operations are located. Fluctuations in the value of these currencies, particularly the Italian lira and the French franc, compared to the U.S. dollar can affect the Company's costs and therefore its profitability.

       In 1996, the U.S. dollar, on average, appreciated slightly against the principal European (except Italian) and Asian currencies which have a material impact on the Company. The exchange rate impact on results of operations in 1996 was not significant. In 1995, the strong depreciation which the U.S. dollar registered in the first six months of 1995 resulted in a negative impact on results of operations in 1995, because the positive impact on net revenues was more than offset by a negative impact on cost of sales resulting in a net negative impact on gross profit.

       The Company's principal strategies to reduce the risks associated with exchange rate fluctuations have been (i) to purchase certain raw materials and equipment in transactions denominated in U.S. dollars (thereby reducing the exchange rate risk for costs relative to revenues, which are principally denominated or determined by reference to the U.S. dollar), and (ii) to manage certain other costs, such as financial costs, to maintain an appropriate balance between U.S. dollars and other currencies based upon the currency environment at the time. Although from time to time the Company purchases or sells currencies forward to hedge currency risk in obligations or receivables, the Company's policy is not to take speculative positions through forward currency contracts. The Company has not experienced significant gains or losses as a result of hedging activities. Its management strategies to reduce exchange rate risks have served to mitigate, but not eliminate, the positive or negative impact of exchange rate fluctuations.

       Assets, shareholders' equity and liabilities of non-Dutch subsidiaries are for consolidation purposes translated into U.S. dollars at the year-end exchange rate. See Note 2.4 to the Consolidated Financial Statements. Income and expenses are translated at the average exchange rate for the period. Adjustments resulting from the translation are recorded directly in shareholders' equity, and are shown as "translation adjustment" in the consolidated statements of changes in shareholders' equity. The balance sheet impact of such translation adjustments has been, and may be expected to continue to be, material from period to period.

       The Company's outstanding indebtedness is denominated principally in Italian lire, Maltese lira, U.S. dollars, Singapore dollars and French francs. See "Liquidity and Capital Resources" and Note 14 to the Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

The Company's net cash generated from operations totalled $980.7 million in 1996 compared to $825.1 million in 1995 and $728.1 million in 1994.

       Significant increased net cash from operations in 1994, 1995 and 1996 coupled with capital increases undertaken by the Company in December 1994 and October 1995, which resulted in net proceeds to the Company of $198.7 million and $371.6 million, respectively, enabled the Company to substantially reduce its indebtedness, finance capital expenditures and improve its balance sheet. The Company's net financial position (cash, cash equivalents and marketable debt securities net of total debt) moved from a positive net financial position of $64.9 million at December 31, 1995 to a negative net financial position of $66.7 million at December 31, 1996, primarily due to the need to finance increased capital expenditures in 1996. At December 31, 1996, cash and cash equivalents was $551.9, compared to $754.0 million at December 31, 1995 and $457.2 million at December 31, 1994. At December 31, 1996, the aggregate amount of the Company's long-term credit facilities was approximately $287 million, all of which was outstanding, and the aggregate amount of the Company's short-term facilities was approximately $975 million, under which approximately $316 million of indebtedness was outstanding. The Company has approximately $112 million of long-term indebtedness that will become due within one year, and expects to fund such debt repayments from available cash. The Company enters into interest rate swap agreements from time to time.

       In 1996, the Company's capital expenditure payments totalled $1,125.2 million, compared to $1,001.9 million in 1995 and $779.7 million in 1994. Capital expenditures for 1996 were principally devoted to equip and upgrade both the new 8-inch and existing 6-inch front-end facilities at the Catania, Italy plant, to the expansion of the 8-inch front-end wafer fabrication plant in Crolles, France, to the extension and conversion of an existing 8-inch facility in Agrate, Italy, to the upgrading of the 8-inch front-end facility in Rousset, France and to the ramp-up of production at the Phoenix, Arizona 8-inch front-end manufacturing facility. Capital expenditures for 1995 were principally devoted to completion of the first phase of the Phoenix facility, completion of the

8-inch wafer equipment installation in the Crolles facility, conversion of existing facilities to 5-inch and 6-inch wafer fabrication and equipping of an 8-inch front-end manufacturing facility in the Catania plant. Capital expenditures for 1994 were principally devoted to completion of the Crolles facility, expansion of certain 5-inch facilities, conversion of certain facilities to 6-inch production, and expansion of certain back-end assembly and test facilities.

       The Company currently expects that capital spending for the foreseeable future will continue to be at levels at least as high as in 1995 and 1996, and possibly higher. The Company will continue to monitor its level of capital spending, however, taking into consideration factors such as the trend of the semiconductor market for the foreseeable future. Based on currently expected market trends and conditions for 1997, the Company has again planned a significant amount for capital expenditures that will be used for a variety of projects, including (i) capacity expansion at the Crolles 8-inch front-end facility, (ii) the commencement of buildings and facilities at the Rousset 8-inch front-end facility, (iii) capacity expansion of the Catania 8-inch front-end facility, (iv) the commencement of buildings and facilities at the Agrate 8-inch facility and (v) capacity expansion and upgrading of the Carrollton, Texas facility.

       In 1996, the Company's receivables from government agencies totalled $217.3 million compared to $184.7 million in 1995 and $178.0 million in 1994. The $32.6 million increase in 1996 was due primarily to certain important government contracts that were obtained in the fourth quarter of 1996. See Note 7 to the Consolidated Financial Statements. In 1996, the Company's advances from government agencies totalled $10.7 million compared to $11.2 million in 1995 and $6.8 million in 1994. See Note 15 to the Consolidated Financial Statements. Although the timing of receipt of funds under government contracts has been delayed from time to time in the past, the Company has so far received the amounts recorded in such receivables.

       The Company expects to have significant capital requirements in the coming years and intends to continue to devote a substantial portion of its net revenues to research and development. The Company plans to fund its capital requirements from cash from operations, available funds, available support from third parties (including state support, principally from the French and Italian governments) and may make recourse to borrowings under available credit lines and, to the extent necessary or attractive based on market conditions prevailing at the time, the sale of debt or additional equity securities. There can be no assurance that additional financing will be available as necessary to fund the Company's working capital requirements, research and development, industrialization costs or expansion plans, or that any such financing, if available, will be on terms acceptable to the Company.

       The Company believes that its available funds, available support from third parties and additional borrowings will be sufficient to meet its anticipated needs for liquidity through at least 1997.

CONSOLIDATED STATEMENTS OF INCOME              SGS-THOMSON Microelectronics N.V.

                                                    Year ended December 31,

(In thousands of U.S. dollars except per share amounts)            1994               1995              1996

Net sales                                                       2,602,205          3,520,670         4,078,246
Other revenues (note 16)                                           42,736             33,749            44,114

NET REVENUES                                                    2,644,941          3,554,419         4,122,360
Cost of sales                                                  (1,528,694)        (2,096,039)       (2,414,706)

GROSS PROFIT                                                    1,116,247          1,458,380         1,707,654
Selling, general and administrative                              (339,858)          (413,148)         (421,012)
Research and development                                         (338,361)          (440,334)         (532,294)
Restructuring costs (note 18)                                     (37,032)           (12,975)                0
Other income and expenses (note 19)                                31,984             59,107            45,074

OPERATING INCOME                                                  432,980            651,030           799,422
Net interest expenses (note 20)                                   (21,022)           (16,854)          (11,169)
Gain on disposal of investment                                          0                  0             7,263

INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS                 411,958            634,176           795,516
Income tax expense (note 21)                                      (49,464)          (108,282)         (171,638)

INCOME BEFORE MINORITY INTERESTS                                  362,494            525,894           623,878

Minority interests                                                    584              1,666

NET INCOME                                                        362,494            526,478           625,544

EARNINGS PER SHARE                                                   3.04               4.03              4.50

Number of shares outstanding at the end of the year           128,603,880        138,208,680       138,985,580
Number of weighted average shares used in calculating
  earnings per share                                          119,392,417        130,647,079       138,695,540


The accompanying notes are an integral part of these financial statements.

       CONSOLIDATED BALANCE SHEET              SGS-THOMSON Microelectronics N.V.

                                                           As at December 31,

(In thousands of U.S. dollars)                          1995              1996

ASSETS

CURRENT ASSETS
Cash and cash equivalents (note 4)                    754,046           551,896
Marketable securities (note 4)                          4,354             4,508
Trade accounts and notes receivable (note 5)          595,419           645,923
Inventories (note 6)                                  450,649           521,402
Other receivables and assets (note 7)                 360,262           418,051

TOTAL CURRENT ASSETS                                2,164,730         2,141,780

Intangible assets, net (note 8)                        13,386            17,350
Property, plant and equipment, net (note 9)         2,299,502         2,839,932
Investments and other non-current assets (note 10)      8,388             6,450

                                                    2,321,276         2,863,732

TOTAL ASSETS                                        4,486,006         5,005,512

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Bank overdrafts and current portion of long-term
  debt (note 14)                                      492,788           428,245
Trade accounts and notes payable                      507,889           444,166
Other payables and accrued liabilities (note 15)      342,738           318,556
Accrued and deferred income tax                       138,256           210,805

TOTAL CURRENT LIABILITIES                           1,481,671         1,401,772

Long-term debt (note 14)                              200,660           194,910
Reserves for pension and termination indemnities
  (note 12)                                            94,956           100,685
Other non-current liabilities (note 13)                37,462            38,224

                                                      333,078           333,819

TOTAL LIABILITIES                                   1,814,749         1,735,591

MINORITY INTERESTS                                      9,542             9,901

Capital stock                                       1,066,528         1,072,933
Capital surplus                                       922,065           930,330
Accumulated result                                    584,039         1,209,738
Translation adjustments                                89,083            47,019

SHAREHOLDERS' EQUITY (note 11)                      2,661,715         3,260,020

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          4,486,006         5,005,512

Other commitments and contingencies: Note 25
The accompanying notes are an integral part of these financial statements.

       CONSOLIDATED STATEMENTS OF CASH FLOWS SGS-THOMSON Microelectronics N.V.

                                                         Year ended December 31,

(In thousands of U.S. dollars)                          1994              1995              1996

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                             362,494          526,478           625,544
Add (deduct) non-cash items:
Depreciation and amortization                          287,985          392,390           535,908
Gain on disposal of investment                               0                0            (7,263)
Other non-cash items                                    60,121           (8,707)            7,298
Minority interest in net income of subsidiaries              0             (584)           (1,666)
Changes in assets and liabilities:
Trade receivables                                      (71,290)        (126,603)          (71,774)
Inventories                                            (35,031)         (91,412)          (80,517)
Trade payables                                          78,144           17,005           (38,019)
Other assets and liabilities, net                       45,705          116,562            11,156

NET CASH FROM OPERATING ACTIVITIES                     728,128          825,129           980,667

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for purchases of tangible assets              (779,696)      (1,001,936)       (1,125,205)
Proceeds from sales of tangible assets and investments   1,455                0             8,420
Other investing activities                              (5,951)           2,868            (5,297)
Investment in marketable debt securities (net)          59,618                5              (196)

NET CASH USED IN INVESTING ACTIVITIES                 (724,574)        (999,063)       (1,122,278)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt                13,702           11,741            84,623
Repayment of long term debt                           (148,554)         (96,202)          (54,085)
Increase (decrease) in short-term facilities           101,224          165,298          (106,239)
Capital increase                                       202,836          391,321            16,671

NET CASH FROM (USED IN) FINANCING ACTIVITIES           169,208          472,158           (59,030)

Effect of changes in exchange rates                     20,936           (1,412)           (1,509)

NET CASH INCREASE (DECREASE)                           193,698          296,812          (202,150)

Cash and cash equivalents at beginning of the year     263,536          457,234           754,046

Cash and cash equivalents at end of the year           457,234          754,046           551,896

The accompanying notes are an integral part of these financial statements.


CONSOLIDATED STATEMENT OF

CHANGES IN SHAREHOLDERS' EQUITY                SGS-THOMSON Microelectronics N.V.

                                                 Capital        Capital       Accumulated     Translation     Shareholders'
(In thousands of U.S. dollars)                    stock         surplus          result       adjustments        equity

BALANCE AS OF JANUARY 1, 1994                    906,451        484,009        (304,778)        (81,671)       1,004,011
Capital increase                                  75,049        123,772                                          198,821
Stock option compensation                                        18,125                                           18,125
Net income                                                                      362,494                          362,494
Translation adjustment                                                                           96,588           96,588

BALANCE AS OF DECEMBER 31, 1994                  981,500        625,906          57,716          14,917        1,680,039
Capital increase                                  85,028        294,455                                          379,483
Deferred compensation                                             1,704            (155)                           1,549
Net income                                                                      526,478                          526,478
Translation adjustment                                                                           74,166           74,166

BALANCE AS OF DECEMBER 31, 1995                1,066,528        922,065         584,039          89,083        2,661,715
Capital increase                                   6,405          8,847                                           15,252
Deferred compensation                                              (582)            155                             (427)
Net income                                                                      625,544                          625,544
Translation adjustment                                                                          (42,064)         (42,064)

BALANCE AS OF DECEMBER 31, 1996                1,072,933        930,330       1,209,738          47,019        3,260,020


The accompanying notes are an integral part of these financial statements.

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               SGS-THOMSON Microelectronics N.V.

(Currency -- Thousands of U.S. dollars)

1. THE COMPANY

SGS-THOMSON Microelectronics N.V. (the "Company") was formed in 1987 by the combination of the semiconductor business of SGS Microelettronica (then owned by Societa Finanziara Telefonica (S.T.E.T.), an Italian corporation) and the non-military business of Thomson Semiconducteurs (then owned by Thomson-CSF, a French corporation) whereby each company contributed their respective semiconductor businesses in exchange for a 50% interest in the Company.

       The Company is registered in the Netherlands with its statutory domicile in Amsterdam.

       As of December 31, 1996, the Company was 69.04% (December 31, 1995:
69.36%) owned by SGS-THOMSON Microelectronics II B.V., and 30.96% by the public (December 31, 1995: 30.64%)

       At December 31, 1996, SGS-THOMSON Microelectronics II B.V. was 100% owned by SGS-THOMSON Microelectronics Holding N.V. At December 31, 1996 and at December 31, 1995, SGS-THOMSON Microelectronics Holding N.V. was owned as follows:

o 50% by FT2CI, a French holding company, whose shareholders in turn are FT1CI (50.1%) and Thomson-CSF (49.9%); FT1CI, a French holding company, is owned by CEA-Industrie (51%) and France Telecom (49%).

o 50%, (48.14% in 1993) by M.E.I.--Microelettronica Italiana s.r.l. ("M.E.I."), an Italian holding company, whose Shareholders are Comitato per l'intervento nella SIR ed in settori ad alta tecnologia ("Comitato SIR") (49.9%) and Istituto per la Ricostruzione Industriale S.p.a. (I.R.I.) (50.1%).

2. SUMMARY OF ACCOUNTING POLICIES

2.1) PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (US GAAP). The Company maintains its accounting records in accordance with Dutch accounting principles, which have been restated to conform with US GAAP. No significant adjustments have arisen as a consequence of this restatement to conformity with US GAAP.

       The Company's consolidated financial statements include the assets, liabilities and results of operations of its majority-owned subsidiaries. The ownership of the other interest holders is reflected as minority interests. All significant intercompany accounts and transactions have been eliminated in consolidation.

       The initial combination of the SGS Microelettronica and Thomson Semiconducteurs civilian semiconductor businesses was accounted for as the creation of a joint venture. Accordingly, the assets and liabilities of the combined entities were recorded in the books of the joint venture at their carrying amounts at the date of combination.

2.2) USE OF ESTIMATES

The presentation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported results of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the related reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates. Management believes that the estimates are reasonable.

2.3) INCOME RECOGNITION

       /SALES: Revenues on sales of semiconductor products are recognized upon shipment of the products. A portion of the Company's sales are made to distributors who participate in certain programs common to the semiconductor industry whereby the distributors are allowed to return merchandise under certain circumstances and may receive future price reductions. Provision is made at the time of sale for estimated product returns and price protection which may occur under programs the Company has with these customers.

       /SUBSIDIES: Government subsidies are recognized as related costs are incurred, commencing when the subsidies' contract is signed with the relevant government department or agency. Government subsidies for research and development are included in "other income and expenses". Government subsidies for industrialization costs are offset against related expenses in "cost of sales". Government subsidies for capital expenditures are deducted from the cost of the related fixed assets.

2.4) TRANSLATION OF FOREIGN SUBSIDIARIES' FINANCIAL STATEMENTS

The United States dollar is the reporting currency for the Company because the Company does not have any operations in the Netherlands and the dollar is the currency of reference in terms of market pricing in the worldwide semiconductor industry. Furthermore, there is no currency in which the majority of transactions are denominated, and revenues from external sales in U.S. dollars exceed revenues in any other currency.

       The functional currency used by each significant subsidiary throughout the group is the local currency. Assets and liabilities of these subsidiaries are translated at current rates of exchange at the balance sheet date. Income and expense items are translated at the average exchange rate for the period. The effects of translating the financial position and results of operation of local functional currency are included in shareholders' equity.

2.5) FOREIGN CURRENCY TRANSACTIONS

Assets, liabilities, revenue, expenses, gains or losses arising from foreign currency transactions are recorded in the functional currency of the recording entity at the exchange rate in effect at the date of the transaction. At each balance sheet date, recorded balances denominated in a currency other than the recording entity's functional currency are translated at the exchange rate prevailing at that date. The related exchange gains and losses are recorded in the income statement.

2.6) INTANGIBLE ASSETS

Intangible assets include the cost of technologies and licenses purchased from third parties, amortized over a period ranging from five to eighteen years, and goodwill acquired in business combinations amortized over its estimated useful life, generally five to fifteen years.

2.7) PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost, net of government subsidies. Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed using the straight-line method over the following estimated useful lives:

Buildings                                33 years
Leasehold improvements                   10 years
Machinery and equipment                   6 years
Computer and R&D equipment              3-6 years
Other                                   2-5 years

Assets subject to leasing agreements and classified as capital leases are included in property, plant and equipment and depreciated over the shorter of the estimated useful life or the lease term.

2.8) INVESTMENTS

The equity accounting method is used when the Company has a 20% to 50% equity interest and the ability to exercise significant influence over the investee. Marketable debt and equity securities and other equity investments are classified as "available for sale" securities and stated at market value.

2.9) INVENTORIES

Inventories are stated at the lower of cost or market (net realizable value). Cost is computed on a currently adjusted standard basis (which approximates actual cost on a current average basis).

2.10) RESEARCH AND DEVELOPMENT

Research and development costs are charged to expense as incurred. Research and development costs include costs incurred by the Company as well as the Company's share of costs incurred by two French research and development interest groups. For some of its research and development programs, the Company receives grants from Governmental agencies; these grants are recognized in the income statement in "Other income and expenses".

2.11) PENSION AND TERMINATION INDEMNITIES

       /PENSION: Upon retirement, the Company's employees receive such benefits as are provided by pension plan arrangements; these plans conform with local regulations and practices of the countries in which the Company operates.

       /TERMINATION INDEMNITIES:

Italy Italian law provides for an indemnity to be paid to personnel upon termination of employment. The amount of indemnity is based upon the number of years of service. The undiscounted value of the vested obligation at the balance sheet date is recorded as a liability.

France In France, an indemnity is paid to personnel only upon retirement from the Company. The French entity recognizes the related cost and liability with the prior years' liability being amortized over the average remaining service period until retirement age.

2.12) RESTRUCTURING COSTS

Restructuring costs include incremental costs to be incurred as a result of the adoption by management of a formal plan to reorganize certain activities. Such costs may include severance payments, moving costs and fixed asset write-offs.

2.13) INCOME TAXES

The provision for current taxes represents the income taxes expected to be payable for the current year. Deferred tax assets and liabilities are recorded for all temporary differences arising between the tax and book basis of assets and liabilities and for the benefits of tax credits and loss carryforwards. Those deferred tax assets and liabilities are measured using the enacted tax rates at which they are expected to be realized or paid. A valuation allowance is provided where necessary to reduce deferred tax assets to the amount expected to be "more likely than not" realized in the future. Tax rate changes are reflected in income in the period such changes are enacted.

2.14) FINANCIAL INSTRUMENTS

       /INTEREST RATE SWAP AGREEMENTS: The Company enters into interest swap agreements with the purpose of reducing its interest rate exposure by changing the floating rates of certain loans into fixed rates. The differential to be paid or received is recognized in interest expense over the life of the agreements.

       /FOREIGN EXCHANGE FORWARD CONTRACTS: The Company enters into forward exchange contracts as a hedge against accounts payable and receivable in foreign currencies and against firm sale commitments (ranging from one to six months from the balance sheet date). Premiums or discounts on those contracts are recognized in the income statement over the life of the contract. Generally gains and losses associated with currency rate changes are recognized currently.

2.15) STOCK OPTIONS

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation", which establishes a fair value-based method of accounting for compensation costs related to stock option plans and other forms of stock based compensation plans as an alternative to the intrinsic value-based method of accounting as defined under Accounting Principles Board Opinion no. 25 (APB 25). The Company has decided not to elect the new method of accounting, and will provide pro forma disclosure as if the fair value-based method prescribed by FAS 123 had been applied in measuring compensation expense (note 11).

2.16) ADVERTISING COSTS

Advertising costs are charged to operations when incurred. Advertising expenses for 1994, 1995 and 1996 were $6,644, $10,133 and $12,686, respectively.

2.17) EARNINGS PER SHARE

Earnings per share is calculated based upon the weighted average number of common shares and dilutive common stock equivalents using the treasury stock method. Dilutive common stock equivalents consist of stock options.

2.18) RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform with the current year presentation.

3. CONSOLIDATED ENTITIES

The consolidated financial statements include the accounts of SGS-THOMSON Microelectronics N.V. and the following entities as of December 31, 1996:


                                                                                                         Percentage
                                                                                           Common         Ownership
                                                                                            Stock        (Direct or
Legal Seat                       Name                                                  (Thousands)        Indirect)

United Kingdom     London        SGS-THOMSON Microelectronics LTD                      9,900 GBP            100
                   London        Thomson Components LTD                                1,150 GBP            100
                   Bristol       SGS-THOMSON E.E.I.G.                                  0 GBP                100
Sweden             Stockholm     SGS-THOMSON Microelectronics A.B.                     16,000 SEK           100
Germany            Munich        SGS-THOMSON Microelectronics GmbH                     12,901 DEM           100
Switzerland        Geneva        SGS-THOMSON Microelectronics S.A.                     500 CHF              100
Malta              Malta         SGS-THOMSON Microelectronics LTD                      21,590 MTP           100
Spain              Madrid        SGS-THOMSON Microelectronics S.A.                     55,000 ESP           100
France             Paris         SGS-THOMSON Microelectronics S.A.                     2,289,764 FRF        100
                   Paris         SGS-THOMSON Microelectronics S.N.C.                   0 FRF                100
Italy              Milano        SGS-THOMSON Microelectronics S.R.L.                   502,000,000 ITL      100
                   Catania       CORIMME                                               14,000,000 ITL       100
Singapore          Singapore     SGS-THOMSON Microelectronics PTE LTD                  179,997 SGD          100
                   Singapore     SGS-THOMSON Microelectronics ASIA PACIFIC PTE LTD     13,982 SGD           100
Malaysia           Muar          SGS-THOMSON Microelectronics SDN BHD                  196,805 MYR          100
                   Muar          SGS-THOMSON (Malaysia) SDN BHD                        0.002 MYR            100
Japan              Tokyo         SGS-THOMSON Microelectronics KK                       68,000 JPY           100
Hong Kong          Hong Kong     SGS-THOMSON Microelectronics LTD                      780 HKD              100
Australia          Sydney        SGS-THOMSON Microelectronics PTY LTD                  185 AUD              100
United States      Dallas        SGS-THOMSON Microelectronics Inc.                     22,000 USD           100
                   Rancho Ber.   SGS-THOMSON Microelectronics (RB), Inc.               1 USD                100
                   Dallas        SGS-THOMSON Microelectronics Leasing Co Inc.          1 USD                100
Brazil             Sao Paulo     SGS-THOMSON Microelectronics Ltda                     14,314 BRL           100
Morocco            Casablanca    SGS-THOMSON Microelectronics S.A.                     66,000 MAD           100
                   Casablanca    Electronic Holding S.A.                               3,110 MAD            100
China              Shenzhen      Shenzhen STS Microelectronics Co LTD                  252,748 CNY           60
India              New Delhi     SGS-THOMSON Microelectronics PTE LTD                  62,000 INR           100


4. CASH AND CASH EQUIVALENTS

Cash and cash equivalents consists of the following:

                                                          December 31,
                                                    1995          1996

Cash                                                 801         1,579
Bank accounts                                    748,591       548,777
Marketable securities
(with maturity under 3 months)                     4,654         1,540

TOTAL                                            754,046       551,896

Marketable securities
(with maturity over 3 months)                      4,354         4,508

Marketable securities consist mainly of certificates of deposit. There was no significant difference between the book value of traded marketable securities and their fair market value as of December 31, 1995 and 1996.

5. TRADE ACCOUNTS AND NOTES RECEIVABLE

Trade accounts and notes receivable consist of the following:

                                                         December 31,
                                                  1995           1996

Trade accounts and notes receivable             613,300         664,075
Less valuation allowance                        (17,881)        (18,152)

TOTAL                                           595,419         645,923

During 1994, 1995 and 1996 no customer represented individually over ten percent of consolidated net revenues.

6. INVENTORIES

Inventories consist of the following:

                                                      December 31,
                                                1995          1996

Raw materials                                 126,756       121,485
Work-in-process                               202,817       278,289
Finished products                             121,076       121,628

TOTAL                                         450,649       521,402

7. OTHER RECEIVABLES AND ASSETS

                                                       December 31,
                                                1995           1996

Receivables from
government agencies*                          184,670        217,334
Taxes and other government receivables         53,996         48,148
Down payment to suppliers                       7,577          1,617
Loans to employees                              5,201          3,821
Prepaid expenses                               21,685         14,700
Sundry debtors                                 18,419         23,342
Deferred tax                                   43,331         65,291
Other                                          25,383         43,798

TOTAL                                         360,262        418,051

* Related to research and development contracts, industrialization contracts and capital expenditures.

8. INTANGIBLE ASSETS

Intangible assets consist of the following:

                                                              December 31,
                                                    1995              1996

Technologies and licenses, gross                   61,806           56,648
Pension transition obligation                       2,142            2,423

Other                                                 315                0
Less accumulated amortization                     (50,877)         (41,721)
TOTAL                                              13,386           17,350

9. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

DECEMBER 31, 1995                         Gross      Depreciation            Net

Land and buildings                      344,439         (63,957)         280,482
Machinery and
equipment                             3,414,102      (1,689,923)       1,724,179
Other tangible
fixed assets                            197,375        (127,113)          70,262
Prepayments and
construction in progress                224,579            --            224,579

TOTAL                                 4,180,495      (1,880,993)       2,299,502

DECEMBER 31, 1996                         Gross      Depreciation            Net
Land and buildings                      456,973         (88,926)         368,047
Machinery and
equipment                             4,147,941      (2,057,281)       2,090,660
Other tangible
fixed assets                            221,555        (144,943)          76,612
Prepayments and
construction in progress                304,613            --            304,613

TOTAL                                 5,131,082      (2,291,150)       2,839,932

10. INVESTMENTS AND OTHER NON-CURRENT ASSETS

Investments and other non-current assets consist of the following:

                                                              December 31,
                                                    1995              1996

Investments carried at fair value                    578             1,176
Long-term deposits and receivables                 7,810             5,274

TOTAL                                              8,388             6,450

Long-term deposits and receivables consist primarily of indemnities receivable from third parties on the sale of businesses, which bear interest or are discounted to reflect their present value.

11. SHAREHOLDERS' EQUITY

PUBLIC OFFERINGS OF SHARES

In December 1994, the Company increased its capital stock through the issuance of 9,606,240 new shares of capital stock, which resulted in an increase in capital stock and capital surplus of $75,049 and $123,772, respectively. In connection with a secondary offering of capital stock in October 1995, the Company issued 8,960,000 new shares of capital stock, which resulted in an increase in capital stock and capital surplus of $79,356 and $292,075, respectively.

OUTSTANDING SHARES

The authorized share capital of the Company is NLG 2,750,000,000, consisting of 200,000,000 shares, each with a nominal value of NLG 13.75. As of December 31, 1994, 1995 and 1996, the number of shares of capital stock outstanding at a par value of NLG 13.75 were 128,603,880 shares, 138,208,680 shares and 138,985,580 shares, respectively.

STOCK OPTION PLANS

In 1989, the Shareholders voted to adopt the 1989 Stock Option Plan ("the 1989 Plan") and approved the issuance of 1,634,400 options to 136 employees to purchase capital stock at a price of NLG 25 per share. Under the 1989 Plan, the options vest over four years and are exercisable for ten years. In 1994, the minimum exercise price of the options was reduced to NLG 17.50. As a result, the Company recorded a compensation charge of $18,125 in the fourth quarter of 1994.

       In 1995, the Shareholders voted to adopt the 1995 Stock Option Plan ("the 1995 Plan") whereby options for up to 5,500,000 shares may be granted in installments over a five year period. Under the 1995 Plan, the options may be granted to purchase shares of capital stock at a price not lower than the market price of the shares on the date of grant, and generally vest over four years and are exercisable over a period of eight years. In March 1996, the Company granted 1,200,000 options to 497 employees at an exercise price of $36.25 per share.

       In 1996, the Shareholders voted to adopt the Supervisory Board Option Plan whereby members of the Supervisory Board may receive, during the three-year period 1996-1998, 3,000 options for 1996 and 1,500 options for 1997 and 1998, to purchase shares of capital stock at the closing market price of the shares on the date of grant. Under the Plan, the options vest over one year and are exercisable for a period expiring eight years from the date of grant. In October 1996, options to purchase 25,500 shares were granted at an exercise price of $54.00 per share.

       A summary of stock option transactions for the plans follows:

                                                            Price Per Share

                                 Number of
OPTIONS OUTSTANDING                 Shares                Range         Average

December 31, 1993                1,474,400          17.5-25 NLG        20.0 NLG
Options canceled                   (18,000)         17.5-25 NLG        19.2 NLG
December 31, 1994                1,456,400          17.5-25 NLG        20.0 NLG
Options exercised                 (646,200)         17.5-25 NLG        19.6 NLG
December 31, 1995                  810,200          17.5-25 NLG        20.0 NLG
Options granted
1995 Plan                        1,200,000               $36.25          $36.25
Supervisory Board Plan              25,500               $54.00          $54.00
Options canceled                   (16,500)              $36.25          $36.25
Options exercised                 (531,790)         17.5-25 NLG        20.1 NLG
December 31, 1996                1,487,410          17.5-25 NLG        20.1 NLG
                                                  $36.25-$54.00          $36.73

EMPLOYEE OFFERING PLAN

Pursuant to a resolution of the Supervisory Board of the Company in November 1995, the Company offered to certain of its employees worldwide the right to acquire up to 1,000 shares of capital stock per employee, at a price of $33.725 per share, representing a discount of five percent from the market price. A total of 243,710 shares were sold to participating employees worldwide as a result of the offering. Participating employees who purchased shares in the offering and who hold such shares for at least one year will be entitled to purchase, for a price of 13.75 NLG, one share for each ten shares purchased in the offering.

FAIR VALUE OF STOCK-BASED COMPENSATION

The Company applies the principles of APB 25 in accounting for its stock option grants. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method of SFAS 123 (Note 2.15), the Company's net earnings and net earnings per share would have been decreased to the pro forma amounts indicated below:

                                                        Year ended December 31,
                                                       1995                 1996

Net income
As reported                                         526,478              625,544
Pro forma                                           526,478              620,084
Earnings per share
As reported                                            4.03                 4.50
Pro forma                                              4.03                 4.47

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 55%, a risk-free interest rate of 5%, and expected life of five years.

RETAINED EARNINGS

At December 31, 1996, the amount of retained earnings available to pay dividends under Dutch law was approximately $2,187,000 (1995: $1,595,000). Retained earnings for purposes of this calculation are based upon generally accepted accounting principles in The Netherlands. The Company's subsidiaries are subject to the laws of the countries in which they are domiciled. These laws may restrict the ability of the subsidiaries to transfer funds to the Company. Such restrictions are not considered to be significant as of December 31, 1996.

12. RESERVES FOR PENSION AND
TERMINATION INDEMNITIES

Reserves for pension and termination indemnities consist of the following:

                                                                    December 31,
                                                         1995               1996

Italy(a)                                               86,733             98,028
Other countries(b)                                      8,223              2,657

TOTAL                                                  94,956            100,685

(A) ITALY

Changes in the undiscounted benefit consist of the following:

                                                                   December 31,
                                                            1995           1996

Accrual at the beginning of the period                    75,237         86,733
Accrued benefits                                          14,533         18,469
Payments                                                  (5,044)       (10,213)
Translation adjustment                                     2,007          3,039

Accrual at the end of the period                          86,733         98,028

(B) OTHER COUNTRIES (FRANCE, UNITED STATES, JAPAN AND GERMANY)

The funded status of pension plans and termination indemnities is as follows:

                                                                   December 31,
                                                           1995            1996

Vested benefits                                         (36,635)        (47,816)
Non-vested benefits                                     (16,597)        (10,480)

Projected benefit obligation                            (53,232)        (58,296)
Plan assets at fair value                                45,455          54,562

Funded status                                            (7,777)         (3,734)
Unrecognized transition obligation                       (4,377)         (4,404)
Unrecognized prior service cost                           7,298           6,869
Unrecognized net gains or losses                            825             514

Net accrued for pension plans                            (4,031)           (755)

The accumulated benefit obligation amounted to $57,205 as of December 31, 1996 ($45,046 as of December 31, 1995).

       The periodic net pension and termination indemnities cost includes the following:

                                                                    December 31,
                                                1994          1995         1996

Service cost of benefits earned                2,819         3,613        4,764
Interest cost on liability                     2,482         3,016        3,960
Return on plan assets                            986        (3,716)      (4,267)
Net amortization and deferral                 (3,379)          418       (1,467)

TOTAL                                          2,908         3,331        2,990

ASSUMPTIONS                                     1994          1995         1996

Discount rate                                      7%        7-8.5%     6.5-8.5%
Salary increase rate                           4.5-6%        4-6.5%       4-6.5%
Expected rate of return of funds                 8.5%         8-10%      6.5-10%

13. OTHER NON-CURRENT LIABILITIES

                                                                    December 31,
                                                             1995           1996

Provision for claims and litigation                        16,000         11,550
Provision for patent risks                                 20,000         20,000
Other long-term payables                                    1,462          6,674

TOTAL                                                      37,462         38,224

14. LONG-TERM DEBT

Long-term debt consists of the following:

                                                                    December 31,
                                                             1995           1996

Secured (mainly mortgages on land,
building and liens on equipment)                           14,407         23,336
Unsecured                                                 186,253        171,574

TOTAL                                                     200,660        194,910


                                            December 31,
REPAYMENT SCHEDULE                                  1996

1998                                              42,683
1999                                              51,885
2000                                              45,327
2001                                              17,106
Thereafter                                        37,909

TOTAL                                            194,910

                                                                    December 31,

INTEREST RATES                                            1995              1996

Non-interest bearing*                                    4,661             4,669
From 1 to 3 %                                           87,005            73,237
From 3 to 6 %                                           36,071            57,067
From 6 to 10 %                                          66,035            55,758
From 10 to 15 %                                          6,888             4,179

TOTAL                                                  200,660           194,910

* Non-interest bearing and certain low interest bearing borrowings relate to borrowings under Italian and French governmental programs.

                                                                    December 31,
CURRENCIES                                               1995               1996

U.S. dollar                                               141              6,950
Italian lira                                          120,333            143,258
French franc                                           15,830              9,698
Singapore dollar                                       26,622                  0
Other                                                  37,734             35,004

TOTAL                                                 200,660            194,910



At December 31, 1996, the current portion of long-term debt included in current liabilities amounted to $112,372 (1995: $88,248). At December 31, 1996, the above long-term debt included $357 obligations under capital leases (1995:$746).

       Financial debt includes mainly:

                                                              1995          1996

SGS-THOMSON Microelectronics NV
Libor 0.45% Bank Loan 1991-1996
(US dollars 100,000,000)                                    33,333            --
SGS-THOMSON Microelectronics SA
Libor 0.55% Bank Loan 1992-1997
(French francs 100,000,000)                                  8,163         3,807
SGS-THOMSON Microelectronics PTE Ltd
PR + 0.25% Bank Loan 1991-1997
(Singapore dollars 50,000,000)                              11,783            --
5.44% Bank Loan 1992-1997
(Singapore dollars 40,000,000)                              22,623            --
SGS-THOMSON Microelectronics s.r.l
2.15% 1991-2001 Government Loan
(Italian lira 155,694,000,000)                              86,933        76,575

15. OTHER PAYABLES AND ACCRUED LIABILITIES

                                                              December 31,
                                                              1995          1996

Taxes other than income taxes                               29,739        24,754
Salaries and wages                                          69,062        95,553
Social charges                                              74,217        49,882
Advances received on fundings                               11,188        10,724
Provision for restructuring costs and
asset writedowns                                            23,957         5,981
Litigation and other risks                                  19,853         5,000
Commercial rebates                                          31,992        53,214
Royalties payable                                           38,427        19,612
Other                                                       44,303        53,836

TOTAL                                                      342,738       318,556


PROVISION FOR RESTRUCTURING COSTS

During 1993, the Company decided to upgrade the technology of its main production plants around the world. This upgrading began in 1994 and will continue through 1997. It has involved fixed asset write-offs and moving costs. The remaining provision as of December 31, 1995 and 1996 was $23,957 and $5,981 respectively.

16. OTHER REVENUES

Other revenues consist of the following:

                                                                    December 31,
                                              1994           1995           1996
Royalties and
indemnities received                        14,056         16,549            582
Development services
invoiced to customers                       23,126          9,800            975
Licensing revenues                               0              0         16,693
Miscellaneous sales                          5,554          7,346         18,675
Other                                            0             54          7,189

TOTAL                                       42,736         33,749         44,114


17. PERSONNEL

Labor costs consist of the following:

                                                                    December 31,
                                              1994           1995           1996
Salaries and wages                         524,844        643,559        745,329
Social security contribution               162,235        194,650        210,611
Other                                       37,053         48,251         53,838

TOTAL                                      724,132        886,460      1,009,778

Labor costs are allocated to cost of sales, selling, general and administrative expenses and research and development costs. At December 31, 1996 the Company employed 25,893 persons (1995: 25,523).

18. RESTRUCTURING COSTS

Restructuring costs consist of the following:

                                                                    December 31,
                                                         1994               1995
Cash items:
Severance                                              13,009              3,602
Moving costs                                            2,957              9,373

Non-cash items:

Asset write-offs                                       21,066                  0

TOTAL                                                  37,032             12,975

The cash outlays relating to the restructuring costs are for the most part made in the period the costs are recorded in the income statement or in the subsequent period.

       The benefits of the asset write-offs effected in 1994 have not been significant because of the relative immateriality of the costs involved and the increased depreciation expense in future periods related to the upgrading of some manufacturing plants around the world (see Note 15).

19. OTHER INCOME AND EXPENSES

Other income and expenses consist of the following:

                                                                    December 31,
                                             1994           1995           1996
Research and
development funding*                       80,139         89,643         63,792
Patents income
(expense) net                              (7,598)        (8,055)        (2,639)
Exchange gain (loss)                        1,982          5,082         11,822
Start-up costs                             (8,847)       (26,489)       (38,987)
Goodwill amortization                      (1,437)        (1,437)          (315)
Stock option plan
compensation charge                       (18,125)             0              0
Other                                     (14,130)           363         11,401

TOTAL                                      31,984         59,107         45,074

* Does not include certain other funding received for industrialization costs (which include certain costs incurred to bring prototype products to the production stage). Such funding and costs are netted in cost of sales in the income statement ($19,276 for 1994, $11,825 for 1995 and $4,613 for 1996).

20. NET INTEREST EXPENSES

Net interest expenses consist of the following:

                                                                    December 31,
                                         1994             1995             1996
Income                                 20,500           35,206           34,139
Expenses                              (41,522)         (52,060)         (45,308)

TOTAL                                 (21,022)         (16,854)         (11,169)

Cash paid for interest was $51,156 for 1995 and $45,389 for 1996.

21. INCOME TAX

SGS-THOMSON Microelectronics N.V. and its subsidiaries are individually liable for income tax. Tax losses can only offset profits generated by the taxable entity incurring a loss.

                                                                    December 31,
                                           1994            1995            1996
Domestic                                      0               0         (37,270)
U.S.                                     (6,304)         (9,558)           (221)
Foreign                                 (24,280)       (105,089)        (75,632)

Current                                 (30,584)       (114,647)       (113,123)
Deferred                                (18,880)          6,365         (58,515)

INCOME TAX EXPENSE                      (49,464)       (108,282)       (171,638)

The principal items accounting for the differences in income taxes computed at The Netherlands statutory rate (35%) and the effective income tax rate comprise the following:

Income tax expense computed
at statutory rate                           144,185       221,962       279,013
Deductions for financial
reporting for which
no current tax benefit
is available                                (12,403)      (50,601)      (14,894)
Variation in valuation
allowance                                   (70,645)      (25,528)      (23,935)
Other tax and credits                        (9,962)      (32,252)       (7,855)
Effect of tax rate differences               (1,711)       (5,299)      (60,691)

INCOME TAX EXPENSE                           49,464       108,282       171,638

Permanent differences reflect mainly the effects of the special pioneer regimes existing in certain Southeast Asian countries and the non-deductible goodwill amortization.

       Pioneer status currently applies to one of the Company's two Singapore factories. Under this regime all the profits of this operation--calculated in accordance with applicable taxation rules and after deduction of capital allowances--are exempt from Singapore income tax for the specified pioneer period. This pioneer period expired on December 31, 1996. Beginning in 1997, the part of the Company's operations currently enjoying pioneer status will continue to benefit from certain tax privileges since a half rate taxation basis will be applied when compared to the second non-pioneer factory. In calculating deferred taxes, the Company records a liability (or asset) for a temporary difference that reverses after the tax holiday period ends, using the applicable taxation rate.

Deferred tax assets and liabilities consist of the following:

                                                         1995              1996
Tax loss carryforwards and
capital allowances                                    103,789            14,976
Other assets                                           53,099           122,942

Total assets, gross                                   156,888           137,918
Valuation allowance                                   (28,091)           (4,156)

DEFERRED TAX ASSETS, NET                              128,797           133,762

Fixed assets depreciation                             140,224           148,562
Other liabilities                                       7,362            59,220

DEFERRED TAX LIABILITIES                              147,586           207,782

As a result of offsetting deferred tax assets against deferred tax liabilities in each tax jurisdiction, the Company recorded a net deferred tax asset of $43,331 in 1995 and $65,291 in 1996, and a net deferred tax liability of $62,120 in 1995 and $139,311 in 1996.

       As of December 31, 1996, the Company and its subsidiaries had tax credits of $2,813 with no expiration date and net operating loss carryforwards and capital allowance carryforwards expiring in the following years:

                                            December 31,
                                                    1996

1997                                              12,917
1998                                              12,565
1999                                               2,038
2000 and thereafter                                  904

TOTAL                                             28,424

The Company paid $52,545 cash for income taxes in 1995 and $109,277 cash for income taxes in 1996.

22. CREDIT FACILITIES

As of December 31, 1996, the aggregate amount of the Company's long-term credit facilities was approximately $287,000 under which $287,000 of indebtedness was outstanding, and the aggregate amount of the Company's short-term facilities was approximately $975,000 under which $315,873 indebtedness was outstanding.

23. LEASE COMMITMENTS

The Company leases land, building, plant and equipment under non-cancellable lease agreements. As of December 31, 1996 the future minimum lease payments to which the Company was committed under operating leases were as follows:

Year

1997                                              13,372
1998                                               6,840
1999                                               2,056
2000                                               1,422
2001                                               1,289
Thereafter                                            50

TOTAL                                             25,029

24. FINANCIAL INSTRUMENTS

Financial instruments and derivatives are used exclusively for purposes other than trading.

        FORWARD EXCHANGE CONTRACTS The Company enters into forward contracts as a hedge against potentially adverse changes in foreign currency exchange rates. Such contracts mature mainly during the first quarter of 1997, and amount to $153,200 forward sale of U.S. dollars and $83,660 forward sale of other foreign currencies and to $38,000 forward purchase of U.S. dollars and $32,939 forward purchase of other foreign currencies.

        FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISKS AND CONCENTRATION OF CREDIT RISK

The Company uses financial instruments with off-balance sheet risks primarily to manage its exposure to fluctuations in interest rates and foreign currency exchange rates. The Company controls the credit risks associated with these financial instruments through credit approvals, investment limits and centralized monitoring procedures but does not normally require collateral or other security from the parties to the financial instruments with off-balance sheet risk. In addition, the Company conducts its operations with customers located throughout the world. Management believes that receivables are well diversified, thereby reducing potential credit risk to the Company. As a consequence, the Company does not anticipate non-performance by counterparties which could have a significant impact on its financial position or results of operations. In the event of a failure to honor one of the forward contracts by one of the banks with which the Company has contracted, management believes any loss would be limited to the exchange rate differential from the time the contract was made until the time it was compensated.

INTEREST RATE AND FOREIGN CURRENCY AGREEMENTS:

                                                                    December 31,
xxx                                                      1995              1996
Long-term interest rate swaps                          30,000                 0
Forward exchange contracts :
sales                                                 250,717           236,860
purchases                                             (32,588)          (70,939)


                                                            Remaining term

Forward exchange contracts                                   1 to 6 months


        FAIR VALUE OF FINANCIAL INSTRUMENTS The estimates of fair value were obtained using prevailing financial market information from various valuation techniques as of December 31, 1996. The methodologies used to estimate fair values are as follows:

CASH AND CASH EQUIVALENTS, ACCOUNTS AND NOTES RECEIVABLE, BANK OVERDRAFTS, SHORT-TERM BORROWINGS, ACCOUNTS AND NOTES PAYABLES The carrying amounts reflected in the consolidated financial statements are reasonable estimates of fair value because of the relatively short period of time between the origination of the instruments and their expected realization.

LONG-TERM DEBT AND CURRENT PORTION OF LONG-TERM DEBT The fair values of these financial instruments were determined by estimating future cash flows on a borrowing-by-borrowing basis and discounting these future cash flows using the Company's incremental borrowing rates for similar types of borrowing arrangements.

INTEREST RATE SWAPS AND FORWARD EXCHANGE CONTRACTS The fair value of these instruments is the estimated amount that the Company would receive or pay to settle the related agreements as of December 31, 1995 and 1996 based upon current interest rates and the creditworthiness of the counterparties.

                                                                    December 31,
                              1995                                          1996

                          Carrying      Estimated        Carrying      Estimated
                            Amount     Fair Value          Amount     Fair Value

BALANCE SHEET

Investments                    578            578              --             --
Marketable
securities                   9,008          9,008           6,048          6,048
Bank loans
(including
current portion)           288,908        260,515         286,859        270,218
OFF-BALANCE SHEET

Long-term interest

swap                                           48                             --
Forward exchange
contracts                                    (507)                         2,900

25. OTHER COMMITMENTS AND CONTINGENCIES

       LITIGATION The Company is involved in various litigations incidental to the normal conduct of its operations. However, these contingencies are not considered to be material in relation to the consolidated results.

       OTHER CONTINGENT LIABILITIES The Company's position on certain tax regulation may differ from the tax authorities' eventual interpretation, which could result in a tax liability. However, the Company believes the risk of incurring a significant liability is remote and, therefore, believes that provisions carried as at December 31, 1996 are sufficient.

26. RELATED PARTY TRANSACTIONS

The main transactions with the shareholders of SGS-THOMSON Microelectronics Holding NV and their affiliates were as follows:

                                                                    December 31,

                                           1994            1995            1996
Sales                                   158,457         195,352         232,057
Research and
development expenses                    (12,317)        (17,815)        (13,262)
Other purchases
and expenses                            (13,757)        (42,237)        (48,155)

Indebtedness of the Company was supported by guarantees from the shareholders of SGS-THOMSON Microelectronics Holding NV as follows:

                                                                    December 31,
                                                          1995              1996
Long-term debt                                         156,359           119,858
Short-term debt                                         79,117            22,246

TOTAL                                                  235,476           142,104

Accounts receivable                                     47,154            31,580
Accounts payable                                        11,393            10,519

27. SEGMENT INFORMATION

The Company, operating in a single industry segment, designs, develops, manufactures and markets a wide variety of semiconductors. Net revenues, earnings from operations, capital expenditures and identifiable assets classified by the major geographic areas in which the Company operates are:

       Other Corporate
                                         Americas     Asia Pacific           Europe   and Elimination           Total

1994
Income statement
Net revenues                              673,514          752,301        1,217,126            2,000        2,644,941
Intersegment sales                        130,575        1,352,481        2,521,539       (4,004,595)               0

Total                                     804,089        2,104,782        3,738,665       (4,002,595)       2,644,941
Operating profit                           33,578          141,723          288,430          (30,751)         432,980
Depreciation                              (29,442)         (70,000)        (188,543)              --         (287,985)
Research and development expenses         (37,157)          (1,705)        (299,499)              --         (338,361)
Cash flow statement
Capital expenditures                      163,302          131,996          484,398               --          779,696
Balance sheet
Identifiable assets                       411,555          591,202        1,742,175          479,759        3,224,691
Other information
Number of employees                         2,057            7,010           12,950               --           22,017
Wages and salaries                       (110,840)        (101,111)        (512,181)              --         (724,132)

1995
Income statement
Net revenues                              846,406        1,080,428        1,627,585               --        3,554,419
Intersegment sales                        179,767        3,411,776        3,372,542       (6,964,085)               0

Total                                   1,026,173        4,492,204        5,000,127       (6,964,085)       3,554,419
Operating profit                           63,348          242,113          355,208           (9,639)         651,030
Depreciation                              (51,263)         (90,450)        (250,677)              --         (392,390)
Research and development expenses         (48,607)          (4,875)        (386,852)              --         (440,334)
Cash flow statement
Capital expenditures                      187,517          204,694          609,725               --        1,001,936
Balance sheet
Identifiable assets                       574,730          845,536        2,336,956          728,784        4,486,006
Other information
Number of employees                         2,439            7,934           15,150               --           25,523
Wages and salaries                       (139,640)        (120,832)        (625,988)              --         (886,460)

1996
Income statement
Net revenues                              934,224        1,363,771        1,824,365               --        4,122,360
Intersegment sales                        268,688        3,764,473        5,068,912       (9,102,073)               0

Total                                   1,202,912        5,128,244        6,893,277       (9,102,073)       4,122,360
Operating profit                            3,038          211,998          596,685          (12,299)         799,422
Depreciation                              (77,967)        (105,363)        (352,211)            (367)        (535,908)
Research and development expenses         (73,710)          (7,816)        (450,465)            (303)        (532,294)
Cash flow statement
Capital expenditures                      179,326          165,404          780,305              170        1,125,205
Balance sheet
Identifiable assets                       686,455          933,115        2,848,124          537,818        5,005,512
Other information
Number of employees                         2,555            7,570           15,753               15           25,893
Wages and salaries                       (166,486)        (133,471)        (708,826)            (995)      (1,009,778)


In the above information, sales include local sales and exports made by operations within each area. Total sales by geographic area include sales to unaffiliated customers and intergeographic transfers. To control costs, a substantial portion of the Company's products are transported between the US, Asia and Europe in the process of being manufactured and sold. Sales to unaffiliated customers have little correlation with the location of manufacture. Customers have little correlation with the location of manufacture. As a global participant in the semiconductor industry, the Company's business is subject to risks beyond its control, such as instability of foreign economies and governments and changes in law and politics affecting trade and investment.

REPORT OF
INDEPENDENT ACCOUNTANTS SGS-THOMSON Microelectronics N.V.

TO THE SUPERVISORY BOARD AND SHAREHOLDERS OF SGS-THOMSON MICROELECTRONICS N.V.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of SGS-THOMSON Microelectronics N.V. and its subsidiaries at December 31, 1996, and the results of their operations and their cash flows for the year in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The consolidated financial statements of SGS-THOMSON Microelectronics N.V.for the two years ended December 31, 1995 were audited by other independent accountants whose report dated January 26, 1996 expressed an unqualified opinion on those statements.

PRICE WATERHOUSE NEDERLAND BV
Amsterdam, The Netherlands
January 17, 1997

SUPERVISORY BOARD
AND EXECUTIVE OFFICERS

SUPERVISORY BOARD(1)

Bruno Steve, Chairman
Chief Executive Officer -- Finmeccanica

Jean-Pierre Noblanc, Vice Chairman
General Manager, Components Sector -- CEA Industrie

Remy Dullieux
"Directeur Executif," Northern and Eastern Regions -- France Telecom

Riccardo Gallo
Associate Professor of Industrial Economics, Engineering Faculty,
"La Sapienza" University -- Rome

Alessandro Ovi
Chief Executive Officer -- Technitel S.p.A.

Henri Starck
Advisor to the President -- Thomson-CSF

Robert White
Professor and Department Head -- Carnegie Mellon University

(1) Reflects the composition of the Supervisory Board following the Annual General Meeting held on May 5, 1997.

EXECUTIVE OFFICERS

Pasquale Pistorio
President and Chief Executive Officer

Laurent Bosson
Corporate Vice President, Front-end Manufacturing

Carlo Bozotti
Corporate Vice President, European and Headquarters Region

Salvatore Castorina
Corporate Vice President, Discrete and Standard ICs Group

Murray Duffin
Corporate Vice President, Total Quality Management

Alain Dutheil
Corporate Vice President,
Strategic Planning and Human Resources

Ennio Filauro
Corporate Vice President, Memory Products Group

Philippe Geyres
Corporate Vice President, Programmable Products Group

Maurizio Ghirga
Corporate Vice President, Chief Financial Officer

Jean Claude Marquet
Corporate Vice President, Asia/Pacific Region

Pier Angelo Martinotti
Corporate Vice President, New Ventures Group

Joel Monnier
Corporate Vice President,
Central Research and Development

Piero Mosconi
Corporate Vice President, Treasurer

Richard Pieranunzi
Corporate Vice President, Americas Region

Aldo Romano

Corporate Vice President, Dedicated Products Group

Giordano Seragnoli
Corporate Vice President,
Back-end Manufacturing and Subsystems Products Group

Keizo Shibata
Corporate Vice President, Japan Region

Photomontages: Jeff Brice
Certain names and terms used herein are Registered Trademarks of their respective owners. Editorial: Morgen-Walke Associates Design: Inc Design, New York City Printed on recycled paper

CORPORATE INFORMATION

PRINCIPAL EXECUTIVE OFFICE

SGS-THOMSON Microelectronics
Technoparc du Pays de Gex -- B.P. 112
165, Rue Edouard Branly
01637 St. Genis Pouilly Cedex -- France
Telephone: 33-4-50-40-26-40
http://www.st.com

STOCK LISTING

The common stock of SGS-THOMSON Microelectronics N.V. is traded on the New York Stock Exchange under the symbol "STM". The common stock is also listed on the Bourse de Paris and quoted on SEAQ International.

TRANSFER AGENT AND REGISTRAR

For questions about transfer procedures or other stock account matters, please contact:

Bank of New York
(for Shares of New York Registry)
Telephone: 212-815-5800 or 1-800-524-4458
Netherlands Management Company B.V.
(for Shares of Dutch Registry)
Telephone: 31-20-622-9726

INVESTOR RELATIONS

For copies of financial reports and other investor information, please contact:
Francois Guibert, Group Vice President -- Business Planning and Development, at the Principal Executive Office noted above, or call 33-4-50-40-25-94. In the U.S., you may call 214-466-7699.

SENIOR MANAGEMENT TEAM

[PHOTO]

Products Group

Aldo Romano
Corporate Vice President, Dedicated Products Group

Philippe Geyres
Corporate Vice President, Programmable Products Group

Pier Angelo Martinotti
Corporate Vice President, New Ventures Group

Ennio Filauro
Corporate Vice President, Memory Products Group

Salvatore Castorina
Corporate Vice President, Discrete and Standard ICs Group

REGIONAL

Richard Pieranunzi
Corporate Vice President, Americas Region

Carlo Bozotti
Corporate Vice President, European and Headquarters Region

Keizo Shibata
Corporate Vice President, Japan Region

Jean-Claude Marquet
Corporate Vice President, Asia Pacific Region


[PHOTO]

STAFF FUNCTIONS

Piero Mosconi
Corporate Vice President, Treasurer

Alain Dutheil
Corporate Vice President, Strategic Planning and Human Resources

Maurizio Ghirga
Corporate Vice President, Chief Financial Officer

Murray Duffin
Corporate Vice President, Total Quality and Environmental Management

CENTRAL FUNCTIONS

Laurent Bosson
Corporate Vice President, Front-end Manufacturing

Joel Monnier
Corporate Vice President, Central Research and Development

Giordano Seragnoli
Corporate Vice President, Back-end Manufacturing and Subsystems Products Group